UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The TJX Companies, Inc.

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770 Cochituate Road

Framingham, Massachusetts 01701

April 23, 2020

Dear Shareholder:

We cordially invite you to attend our 2020 Annual Meeting of Shareholders on Tuesday, June 9, 2020, at 8:00 a.m. (local time), to be held at our offices, 770 Cochituate Road, Framingham, Massachusetts, 01701. As we continue to monitor the impact of the COVID-19 pandemic, we are planning for the possibility of switching to a virtual meeting format or changing the location of the Annual Meeting. We will publicly announce alternative arrangements as promptly as practicable and will provide additional information, including, if applicable, about participating in a virtual meeting, in a press release, on our website, and in a filing with the Securities and Exchange Commission. As always, we encourage you to vote your shares before the Annual Meeting.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Please read the proxy statement and arrange for your shares to be voted. Regardless of the number of shares you own, your vote is important. You will find instructions for online and telephone voting included on your proxy card and in the attached notice. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed pre-paid return envelope.

Thank you for your continued support of TJX.

Sincerely,

Carol Meyrowitz Executive Chairman of the Board	Ernie Herrman Chief Executive Officer and President

NOTICE OF

ANNUAL MEETING OF

SHAREHOLDERS

June 9, 2020

The 2020 Annual Meeting of Shareholders of The TJX Companies, Inc. will be held at our offices, 770 Cochituate Road, Framingham, Massachusetts, 01701, on Tuesday, June 9, 2020, at 8:00 a.m. (local time) to vote on the items listed below. As we continue to monitor the impact of the COVID-19 pandemic, we are planning for the possibility of switching to a virtual meeting format or changing the location of the Annual Meeting. We will publicly announce alternative arrangements as promptly as practicable and will provide additional information, including, if applicable, about participating in a virtual meeting, in a press release, on our website, and in a filing with the Securities and Exchange Commission. As always, we encourage you to vote your shares before the Annual Meeting.

The items to be voted on are as follows:

•	Election of the eleven directors named in this proxy statement

•	Ratification of appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2021

•	Advisory approval of TJX’s executive compensation (the say-on-pay vote)

•	Shareholder proposal for a report on reduction in chemical footprint

•	Shareholder proposal for a report on animal welfare

•	Shareholder proposal for setting target amounts for CEO compensation

•	Shareholder proposal for disclosure regarding executive share retention

•	Any other business properly brought before the meeting

Shareholders of record at the close of business on April 13, 2020 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements of that meeting.

To attend the Annual Meeting, you will be asked to check in upon arrival and present your proof of share ownership or a valid legal proxy that names you as the duly authorized representative of a shareholder, and valid, government-issued photo identification, such as a driver’s license, as described in the Voting and Meeting Requirements section in the Proxy Statement. In the event of a virtual meeting, you would need to use the control number or identification number from the proxy card or voting instruction form you received to register to attend and vote at the meeting. Please review these requirements in advance and allow time on the day of the meeting for check-in procedures.

By Order of the Board of Directors,

Alicia C. Kelly

Secretary

Framingham, Massachusetts

April 23, 2020

YOUR VOTE IS IMPORTANT. PLEASE VOTE ONE OF THE FOLLOWING WAYS:

BY MAIL	ONLINE	BY PHONE	IN PERSON
Sign and Return Proxy Card Follow instructions provided in proxy materials	at: www.proxyvote.com Follow instructions provided in proxy materials	Call: 1-800-690-6903 Follow instructions provided in proxy materials	Attend Annual Meeting Complete and sign ballot or, as applicable, submit your vote online to cast your vote at meeting

2020 Proxy Statement    i

PROXY OVERVIEW

The TJX Companies, Inc. (TJX, the Company, or we) is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. We have over 4,500 stores across nine countries and three continents and four e-commerce websites. We operate through four main segments: in the U.S., Marmaxx (which operates T.J. Maxx, Marshalls, tjmaxx.com, and marshalls.com) and HomeGoods (which operates HomeGoods and Homesense); TJX Canada (which operates Winners, HomeSense, and Marshalls in Canada); and TJX International (which operates T.K. Maxx, Homesense, and tkmaxx.com in Europe, and T.K. Maxx in Australia). In addition, Sierra operates sierra.com and retail stores in the U.S.

Our opportunistic buying strategies and flexible business model differentiate us from traditional retailers. We offer a treasure hunt shopping experience and a rapid turn of inventories relative to traditional retailers, acquiring merchandise in a variety of ways to support that goal. This distinctive, off-price business model is at the core of our success. Each of our executive officers has deep experience in off-price retail. Having a highly engaged senior leadership team with the ability to successfully execute our business model in dynamic retail environments has been critical to our strong performance over many years.

COVID-19 Update

At the time we are mailing this proxy statement, TJX continues to respond to the rapidly changing circumstances surrounding the COVID-19 pandemic. TJX’s stores and other facilities have been temporarily closed, supporting efforts to help protect the health and safety of our Associates, customers and communities around the world.

During the first quarter of fiscal 2021, we took significant steps to strengthen our financial position and help maintain financial liquidity and flexibility. We also made the difficult decision to implement temporary furloughs for the majority of our U.S. workforce and comparable actions for a portion of our workforce outside the U.S. We have continued to provide employee benefits for eligible impacted Associates. Compensation for our executive officers, other members of senior management, and our Board of Directors has also been temporarily reduced. As the duration and magnitude of the COVID-19 pandemic is evolving, our plans may continue to change.

Our executive team, with the support of our Board, is focused on managing our response successfully through this situation. Our Board has been actively engaged and meeting more frequently in connection with the Company’s actions and approach to preserving the strength of the business. We take very seriously our responsibility for the Company’s stability and strength during this time and for continuing its long-term success well into the future.

We believe TJX is a company with a strong foundation, and throughout our history we have weathered many challenging environments. We are proud of our long successful track record and what we have achieved, including during fiscal 2020. We are working to prepare for re-openings and look forward to when we can return to business for our customers, Associates, shareholders, and communities.

2020 Proxy Statement    1

FISCAL 2020 REVIEW

TJX had a strong year in fiscal 2020, continuing a long track record of strong financial performance. We delivered our 24th consecutive year of annual comparable store sales growth and 12th straight year of customer traffic increases, while demonstrating strong execution of our business plan and growth strategies. We continued to expand our store base globally while maintaining focus on driving profitable sales, reinvesting in the business, managing expenses, and returning value to shareholders.

Financial Results/ Business Execution[1]	Shareholder Value Creation	Business/ Strategic Results

•  $41.7 billion in net sales, an increase of 7% over fiscal 2019

•  Consolidated comparable store sales increased 4% over a 6% increase in fiscal 2019; comparable store sales increased at every division

•  Customer traffic increased at all
four major divisions every quarter
of fiscal 2020

•  22.8% total shareholder return

•  Returned $2.6 billion to shareholders through our share repurchase and dividend programs

•  Increased dividend by 18% during fiscal 2020

•  $70.8 billion market capitalization at fiscal year end

•  Successfully grew our store base by a net 223 stores around the world

•  Expanded to 4,529 total stores at fiscal year-end across 9 countries

•  Continued to invest in distribution capabilities and systems to support growth plan

[1]	Comparable store sales are defined in Appendix A.

Our EPS growth continued in fiscal 2020, and our long-term total shareholder return growth rates and annual sales growth continued to be strong relative to our fiscal 2020 peer group (detailed below under Compensation Discussion and Analysis: The Role of Our Peer Group).

*	See Appendix A to this proxy statement for notes on the Annual Sales Growth chart and reconciliations of adjusted EPS to GAAP EPS.

2    The TJX Companies, Inc.

GOVERNANCE HIGHLIGHTS

Board Policies; Outside Board Policy. The Corporate Governance Committee and the Board regularly review and consider our governance policies and practices. During fiscal 2020 we updated our policies on outside board service, included in our Corporate Governance Principles, to reduce the number of additional outside public company boards on which our Board members are permitted to serve to three and, for public company CEOs, one. In recent years we have made additional governance changes including updating our executive stock ownership guidelines and adding proxy access provisions to our bylaws.

Board Diversity. Our current Board members, who are each standing for election at the 2020 Annual Meeting, reflect our commitment to diversity. More than 60% reflect gender or ethnic/racial diversity and almost half are women.

Engaging with Shareholders. We value engagement with our shareholders and are mindful of shareholders’ perspectives when reviewing our governance practices and conducting Board oversight. In recent years, we have connected with our shareholders and with other stakeholders on a range of issues, including executive compensation matters and specific topics relating to risk management, human capital management, and sustainability, and we value the feedback that we have received.

Corporate Responsibility. We believe it is important to operate and execute our off-price business model responsibly and ethically and according to our core values of honesty, integrity, and treating each other with dignity and respect. Our global Corporate Responsibility program has continued to evolve and reflects our core values, as well as our ‘smart for our business, good for the world’ thinking. We categorize our global corporate responsibility efforts under four pillars:

We have cross-functional global committees that support our pillars, promoting collaboration within the business. We formed a Global Corporate Responsibility Executive Steering Committee in 2018 to help guide corporate responsibility strategies and align them with TJX business priorities, oversee global corporate responsibility efforts across functions and geographies, facilitate information exchange, and support enhanced corporate responsibility reporting efforts.

2020 Proxy Statement    3

Our pillars are described further in the Corporate Responsibility section on p. 15 of this proxy statement. In addition, to learn more about our evolving efforts, please visit the Responsibility section of our website at tjx.com/responsibility.

EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS

As described in later sections of this proxy statement:

•	Our fiscal 2020 executive compensation program is designed to drive long-term profitable and sustainable growth, foster teamwork and management stability, and support our leadership succession plans.

•	Our program emphasizes long-term incentives and uses a mix of objective financial performance measures that seek to balance growth, profitability, and returns.

•

Our 2019 say-on-pay proposal received 93% of votes cast in favor, which we believe represents strong shareholder support for our program and the recent changes made by our Executive Compensation Committee in response to shareholder feedback.

•	Strong fiscal 2020 performance led to above-target payouts under our cash incentive programs and full performance vesting of our long-term equity incentive awards.

See our Compensation Discussion and Analysis starting on page 26 and the compensation tables that follow for more information about our program.

VOTING ITEMS FOR 2020 ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors of TJX is sending this proxy statement to you as a shareholder of TJX to solicit your proxy for the 2020 Annual Meeting on June 9, 2020. The items to be voted on at the meeting are:

•	Election of the eleven directors named in this proxy statement (see p. 20 for more information about each nominee and the Board as a whole)

•	Ratification of appointment of PricewaterhouseCoopers (PwC) as TJX’s independent registered public accounting firm for fiscal 2021 (see p. 63)

•	Advisory approval of TJX’s executive compensation (the say-on-pay vote) (see p. 63)

•	Four shareholder proposals, if properly presented (see proposals starting on p. 64)

The Board recommends you vote FOR all of the nominees, FOR the ratification of PwC, FOR the say-on-pay vote, and AGAINST the shareholder proposals.

4    The TJX Companies, Inc.

HOW TO VOTE YOUR SHARES

If you owned TJX common stock at the close of business on April 13, 2020, the record date for our 2020 Annual Meeting, you are entitled to vote at the meeting. Each of the 1,197,830,017 shares of common stock outstanding on the record date is entitled to one vote. You may vote by mail, by telephone, online, or in person.

•

If you are a shareholder of record (meaning you hold TJX shares that are registered in your name), please follow the instructions on the enclosed proxy card to authorize the individuals named on the proxy card to vote your shares in the way you select. You may do so online at www.proxyvote.com or by telephone, using the toll-free telephone number provided, or you may sign and return the proxy card by mail.

You can change or revoke your proxy at any time before it is voted at the meeting by voting later online or by telephone, returning a later-dated proxy card by mail, or delivering a written revocation to the Corporate Secretary of TJX at our corporate offices at 770 Cochituate Road, Framingham, Massachusetts 01701.

•

If you are a street name holder, sometimes referred to as a beneficial holder (meaning you hold TJX shares through a bank, broker, or other third party), you may instruct that institution on how to vote your shares. Please follow the instructions on the voting instruction form you received with this proxy statement to have your shares voted and, if needed, to change or revoke your selections (or contact your bank, broker, or other third party holder for instructions). You also should have a choice of methods to vote your shares and to change or revoke your voting instructions before the meeting. Please note that if you do not provide that institution with instructions on how to vote your shares, they may only vote on proposal 2, ratification of PwC, our auditor, but not on the other proposals.

•

With proper documents, you may also vote in person at the Annual Meeting. Shareholders who wish to attend and vote at the Annual Meeting (whether in person, or, in the event we switch to a virtual meeting format, online) must follow the procedures in the Voting and Meeting Requirements section on p. 76.

This proxy statement, the proxy card, and the Annual Report to Shareholders for our fiscal year ended February 1, 2020 (fiscal 2020) are being first mailed to shareholders on or about the date of the notice of meeting, April 23, 2020.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 9, 2020: THIS PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K FOR FISCAL 2020 ARE AVAILABLE AT HTTP://WWW.PROXYVOTE.COM

2020 Proxy Statement    5

CORPORATE GOVERNANCE

Integrity has always been a core tenet of TJX. Our core corporate governance practices and policies are reflected in our written Board Committee charters, our Corporate Governance Principles, and our codes of conduct, described in more detail below.

BOARD RESPONSIBILITIES

Our Board of Directors is responsible for overseeing the business and affairs of the Company. Throughout the year, our Board and Board Committees review business strategies with management, including, among other things, annual and long-term strategies. Through regular meetings with executives across key functions including finance, IT, human resources, and marketing, among others, the Board considers drivers of our business execution and key challenges and opportunities to oversee the effectiveness of management’s implementation of strategy. For fiscal 2020, our key business objectives again focused on driving profitable sales, increasing market share, developing talent, and championing our TJX culture.

The Board also has oversight responsibility for our enterprise risk management and for senior management and Board succession planning, discussed further below.

RISK OVERSIGHT

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to TJX. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to TJX. The Board administers its risk oversight role directly and through its committee structure and the Committees’ regular communications with the full Board. The Committees escalate risks to the full Board as they determine to be appropriate. Please see the COVID-19 Update section above for discussion of our management and Board’s response to managing the risks presented by this pandemic.

In general terms:

•

The Board reviews strategic, financial, and execution risks and exposures associated with the annual plan and multi-year plans; major litigation and other matters that may present material risk to our business, operations, financial position, cash flows, plans, prospects, or reputation (including those related to human capital management, supply chain, and environmental sustainability); significant acquisitions and divestitures; and senior management succession planning. The Board receives regular reports from our Chief Risk and Compliance Officer.

•

The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, compliance with orders, data security, and cybersecurity, and helps oversee management’s processes to identify the material risks that we face as a company, including through our enterprise risk management program. The Audit Committee receives regular reports from our Chief Risk and Compliance Officer.

•

The Corporate Governance Committee reviews risks related to Board composition, management succession, and Board and CEO evaluations and, in concert with the Board, considers practices, priorities, and policies related to significant issues of corporate responsibility.

•	The Executive Compensation Committee (ECC) reviews risks related to executive compensation and the design of our compensation programs, plans, and arrangements.

6    The TJX Companies, Inc.

•

The Finance Committee reviews risks related to financing plans, investment policies, capital structure and liquidity; tax strategies; foreign currency exchange and commodity hedging policies; insurance programs; and investment performance, asset allocation strategies, and funding of our pension and retirement benefit plans.

LEADERSHIP STRUCTURE

Our Board has separated the role of CEO and Chairman. As the Board prefers to maintain the flexibility to determine the leadership structure that serves the best interests of the Company and our shareholders, we do not have a formal policy on separation of the CEO and Chairman roles. Carol Meyrowitz has served as Chairman of the Board since June 2015 and as Executive Chairman since the beginning of fiscal 2017 when Ernie Herrman succeeded her as Chief Executive Officer. Ms. Meyrowitz has wide-ranging, in-depth knowledge of our business arising from her many years of service to TJX. As Executive Chairman, she has provided, and is expected to continue to provide, effective leadership to the Board as well as support for management as an active and integral member of the executive team.

As provided in our Corporate Governance Principles, because our current Chairman is not independent, our independent directors have elected an independent Lead Director, Alan M. Bennett, to serve as a liaison between the independent directors, the Executive Chairman, and management. The Board believes that the separate roles of Chairman, Chief Executive Officer, and Lead Director best serve the current needs and are in the best interest of TJX’s business and shareholders.

Lead Director Role

As Lead Director, Mr. Bennett provides independent leadership through his review and approval of Board meeting agendas, his participation in management business review meetings, and his leadership of the independent directors. The responsibilities of this role include:

•	Meeting at least quarterly with our Chief Executive Officer and Executive Chairman;

•	Meeting with other executives and senior leadership as necessary;

•	Generally attending regular management business review meetings;

•	Scheduling meetings of the independent directors;

•	Presiding at meetings of the Board in the absence of the Executive Chairman, including meetings of the independent directors;

•	Approving Board meeting schedules and agendas;

•	Attending the meetings of each Board committee; and

•	Undertaking other responsibilities designated by the independent directors, or as otherwise considered appropriate.

MANAGEMENT SUCCESSION PLANNING AND LEADERSHIP DEVELOPMENT

The Board oversees our management succession planning. In addition to holding regularly scheduled sessions focused on formal assessments and planning, the Board meets with senior leadership in both formal and informal settings, which provides visibility into our talent pipeline and broader exposure to the management of the Company. The Board regularly meets with, for example, divisional leadership, heads of key operational functions, and other senior executives at the Company. We believe it is important to our long-term success that our management continue to focus on talent and leadership development, including training and mentoring, to foster expertise in our distinctive business model and to support our succession planning.

2020 Proxy Statement    7

BOARD SERVICE AT TJX

Board Independence

Under our Corporate Governance Principles, at least two-thirds of the members of our Board should be independent. An independent director is one who the Board has affirmatively determined has no material relationship with TJX (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company). To assist it in making its independence determination, the Board has adopted categorical independence standards in our Corporate Governance Principles that are based on the independence standards required by the New York Stock Exchange (NYSE) for its listed companies. As part of the Board’s annual review of director independence, the Board considers the Corporate Governance Committee’s independence assessment and recommendation. The Board also reviews and considers any transactions or relationships between any director or any member of his or her immediate family and TJX, in accordance with our Corporate Governance Principles (see Transactions with Related Persons, below). To the extent there were any such relationships or transactions, the Board considers whether they are inconsistent with a determination that the director is independent.

As a result of this review, our Board unanimously determined that 9 directors of our current 11-member Board are independent: Zein Abdalla, Alan M. Bennett, Rosemary T. Berkery, David T. Ching, Michael F. Hines, Amy B. Lane, Jackwyn L. Nemerov, John F. O’Brien, and Willow B. Shire. None of these directors had any relationship with TJX that implicated our categorical standards of independence. Carol Meyrowitz, as Executive Chairman, and Ernie Herrman, as Chief Executive Officer and President, are executive officers of TJX and are therefore not independent.

Board Diversity

As a global company with approximately 286,000 Associates at our fiscal year-end, we consider diversity to be part of who we are and core to our culture. We seek to have a Board that represents diversity as to experience, gender, and ethnicity/race, and that reflects a range of talents, ages, skills, viewpoints, professional experiences, geographies, and educational backgrounds.

The Corporate Governance Committee takes diversity, including gender, ethnic, racial, age, and geographic diversity, into account among the many factors it considers when evaluating the suitability of individual Board nominees. Each individual is evaluated in the context of the Board as a whole, with the objective of recommending a group that the Committee believes can best continue the success of our business and represent shareholder interests through the exercise of sound judgment using its collective diversity of experience.

We value the many kinds of diversity reflected in our Board and director nominees.

8    The TJX Companies, Inc.

Board Composition

Board Assessment

The Board believes it is important to have highly engaged directors and that the Board’s skills and experience be aligned with the changing needs of the Company for current and future business environments. Our Corporate Governance Committee oversees the annual performance evaluation of the Board as a whole, our Executive Chairman, our independent Lead Director, and each of our individual directors. These evaluation processes, including format and scope of questions, are reviewed annually by the Corporate Governance Committee. Currently, this evaluation process generally includes:

•	a collective self-assessment and peer reviews of individual directors and of the Board overall, including an assessment of skills and overall effectiveness;

•	consideration of the current and future needs of the Company and Board; and

•	an opportunity for general feedback, including on meeting topics, meeting format, and other administrative topics.

In addition, each of our independent committees conducts an annual self-assessment of the committee and the committee chairman, with a process overseen by the Corporate Governance Committee.

Director Qualifications and Nominations

The Corporate Governance Committee recommends to the Board individuals to be director nominees who, in the opinion of the Committee, will be committed to collectively serving the long-term best interests of our shareholders and working to continue the success of our business.

The Committee considers a range of factors when considering individual candidates. These factors include personal and professional ethics, integrity and values; professional experience, particularly in light of our business and considerations of current and future needs of the Board; independence; and gender, ethnic, racial, age, and geographic diversity (discussed further above).

The Committee seeks nominees who have established strong professional reputations with experience in substantive areas that are important to the long-term success of our complex, global business, such as:

• international operations and growth; • marketing and brand management; • sales, buying, and distribution; • accounting, finance, and capital structure; • succession planning;	• strategic planning and leadership of complex organizations; • human resources and talent development practices; • risk oversight; and • strategy, growth, and innovation.

2020 Proxy Statement    9

Finding Candidates. The Corporate Governance Committee’s process for identifying and evaluating candidates, including candidates recommended by shareholders, includes actively seeking qualified individuals through various means. For example, our Committee Chairman may consider recommendations from a range of sources, such as current Board members, management or other Associates, shareholders, and industry contacts; may review lists of potential candidates from third-party sources, such as leaders of finance or other industries and senior executives of public companies; and may engage a third-party search firm to expand its search and assist in compiling information about possible candidates.

The Corporate Governance Committee has a policy for shareholder recommendations of candidates for director nominees, which is available on our website. Any shareholder may submit, in writing, one candidate for consideration for each shareholder meeting at which directors are to be elected. Shareholders wishing to recommend a candidate must submit the recommendation by a date not later than the 120th calendar day before the first anniversary of the date that we released our proxy statement to shareholders in connection with the previous year’s annual meeting. Recommendations should be sent to the Corporate Secretary of TJX:

Office of the Secretary/Legal Department

The TJX Companies, Inc.

770 Cochituate Road

Framingham, Massachusetts 01701

As described in the policy, a recommendation must provide specified information about the candidate as well as certifications from, and consents and agreements of, the candidate. The Corporate Governance Committee evaluates candidates for the position of director recommended by shareholders in the same manner as candidates from other sources. The Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

Board Service Policies

Outside Board Policy. During fiscal 2020, we updated our service policies relating to outside directorships. Under our Corporate Governance Principles, directors who are CEOs of public companies should not serve on more than one additional public company board besides their own, and no director should serve on more than three public company boards in addition to the TJX Board (four total).

Other Board Policies. Under our Audit Committee Charter, members of the Audit Committee should not serve on the audit committee of more than two other public companies. When a director’s principal occupation or business association changes during his or her tenure as a director, our Corporate Governance Principles provide that the director is required to tender his or her resignation from the Board, and the Corporate Governance Committee will recommend to the Board any action to be taken with respect to the resignation.

Majority Voting for Election of Directors

Our by-laws provide for the election of directors in an uncontested election by a majority of the shares properly cast at the meeting. Our Corporate Governance Principles require any incumbent nominee for director to provide an irrevocable contingent resignation to the Corporate Secretary of TJX at least 14 days in advance of the distribution date for proxy solicitation materials for the shareholder meeting at which such director is expected to be nominated to stand for election. This resignation would be effective only if (a) the director fails to receive the requisite majority vote in an uncontested election and (b) the Board accepts the resignation. Our Corporate Governance Principles provide procedures for the consideration of this kind of resignation by the Board. Within 90 days of the date of the annual meeting of shareholders, the Board, with the recommendation of the Corporate Governance Committee, will act upon such resignation. In making its decision, the Board will consider the best interests of TJX and its shareholders and will take what it deems to be appropriate action, which may include accepting or rejecting the resignation or taking further measures to address those concerns that were the basis for the underlying shareholder vote.

10    The TJX Companies, Inc.

Stock Ownership Guidelines for Directors. Our Corporate Governance Principles provide that a non-employee director is expected to attain stock ownership with a fair market value equal to at least five times the annual retainer paid to the director within five years of initial election to the Board. As described further in the CD&A, we also have stock ownership guidelines that apply to our executive officers, revised during fiscal 2019. As of April 13, 2020, all of our directors and executive officers were in compliance with our ownership guidelines.

Board Attendance Policies. During fiscal 2020, our Board met five times. The independent directors also met separately at regularly scheduled executive sessions. It is our policy, included in our Corporate Governance Principles, that all directors standing for reelection are expected to attend the annual meeting of shareholders. 10 of our 11 directors who stood for reelection at the 2019 Annual Meeting were in attendance.

BOARD COMMITTEES AND MEETINGS

The Board of Directors has five standing committees: Audit, Corporate Governance, Executive Compensation, Finance, and an Executive Committee, each described in more detail below. All members of the Audit, Corporate Governance, Executive Compensation, and Finance Committees are non-employee directors and meet the independence standards adopted by the Board in compliance with NYSE listing standards for that committee. The Executive Committee includes our Executive Chairman who is not independent. While each committee has specific, designated responsibilities, each committee may act on behalf of the entire Board to the extent designated by the respective charter or otherwise by the Board. The Corporate Governance Committee annually reviews and makes recommendations on the composition of our standing committees.

Our committees regularly invite all other Board members to join their meetings and, as necessary, otherwise report on their activities to the entire Board. The table below provides information about current membership and the meetings of these committees during fiscal 2020:

Name	Audit	Corporate Governance	Executive Compensation	Finance	Executive

Zein Abdalla		+		+

Alan M. Bennett[1]			*		+

Rosemary T. Berkery	+		+

David T. Ching	+	+

Ernie Herrman

Michael F. Hines	*			+

Amy B. Lane	+			*	+

Carol Meyrowitz					*

Jackwyn L. Nemerov		+	+

John F. O’Brien[2]				+

Willow B. Shire		*	+

Number of meetings during fiscal 2020	10	4	6	3	1

*	Committee Chairman

[1]	Mr. Bennett joined the Executive Committee and stopped serving on the Finance Committee in June 2019.

[2]	Mr. O’Brien joined the Finance Committee and stopped serving on the Executive Committee in June 2019.

Each director attended at least 75% of all meetings of the Board and committees of which he or she was then a member.

2020 Proxy Statement    11

AUDIT COMMITTEE

Mr. Hines, Chairman; Ms. Berkery; Mr. Ching; and Ms. Lane

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements and assists the Board in its oversight of the integrity of the Company’s financial statements. The Audit Committee’s responsibilities include, among other things:

•

reviewing and discussing with management, internal auditors, and the independent registered public accounting firm our quarterly and annual financial statements, including the accounting principles and procedures applied in their preparation and any changes in accounting policies;

•	monitoring our system of internal financial controls and accounting practices;

•	overseeing the audit process, including the annual audit;

•	overseeing our compliance and ethics programs;

•	overseeing, in conjunction with the Board, our enterprise risk management program;

•

establishing and maintaining procedures for receipt, retention, and treatment of complaints, including the confidential and anonymous submission of complaints by Associates, regarding accounting, internal accounting controls, or auditing matters;

•	selecting, retaining, negotiating, and approving the compensation of, overseeing, and if necessary, replacing, the independent registered public accounting firm;

•	pre-approving all work by the independent registered public accounting firm; and

•	other matters as the Board considers appropriate.

As part of these responsibilities, in addition to assuring the regular rotation of the lead partner of the independent auditor, as required by law, the Audit Committee, including its Chairman, is involved in the selection of, and reviews and evaluates the performance of, the independent auditor, including the lead audit partner, and further considers whether there should be regular rotation of the audit function among firms.

Please see the Audit Committee charter, available on our website, tjx.com, for further details.

CORPORATE GOVERNANCE COMMITTEE

Ms. Shire, Chairman; Mr. Abdalla; Mr. Ching; and Ms. Nemerov

The Corporate Governance Committee’s responsibilities include, among other things:

•	recommending director nominees to the Board;

•	developing, recommending to the Board, and reviewing corporate governance principles;

•

in concert with the Board, considering practices, priorities, and policies related to significant issues of corporate responsibility, such as political contributions and activities, environmental sustainability, social compliance, and community relationships;

•	reviewing practices and policies with respect to directors and the structure and frequency of Board meetings;

•	reviewing the functions, duties, and composition of the committees of the Board and making recommendations regarding compensation for Board and committee members;

•

recommending processes for the annual evaluations of the performance of the Board, each individual director, the Chairman, the independent Lead Director, and each committee and its chair and overseeing the evaluation processes;

12    The TJX Companies, Inc.

•	establishing performance objectives for the Chief Executive Officer and annually evaluating the performance of the Chief Executive Officer against such objectives; and

•	overseeing the maintenance and presentation to the Board of management’s plans for succession to senior management positions.

Please see the Corporate Governance Committee charter, available on our website, tjx.com, for further details.

EXECUTIVE COMPENSATION COMMITTEE

Mr. Bennett, Chairman; Ms. Berkery; Ms. Nemerov; and Ms. Shire

The ECC’s responsibilities include, among other things:

•	reviewing and approving the structure and philosophy of compensation of the Chief Executive Officer, other executive officers, and senior Associates;

•

approving the compensation and benefits, including awards of stock options, bonuses, and other awards and incentives, of our executive officers and other Associates in those categories as are from time to time identified by the ECC;

•

determining the compensation of the Chief Executive Officer, including awards of stock options, bonuses, and other awards and incentives, based on the evaluation by the Corporate Governance Committee of the performance of the Chief Executive Officer and such other factors as the ECC deems relevant;

•	determining the performance goals and performance criteria under our incentive plans;

•	approving the terms of employment of our executive officers, including employment and other agreements with such officers;

•	overseeing the administration of our incentive plans and other compensatory plans and funding arrangements; and

•

reviewing and undertaking other matters that the Board or the ECC deems appropriate, such as compensation risk assessments or the review of our succession plan for the Chief Executive Officer and other executive officers.

Pursuant to its charter, the ECC may delegate its authority to a subcommittee or to such other person that the ECC determines is appropriate and is permitted by applicable law, regulations, and listing standards.

Please see the ECC charter, available on our website, tjx.com, for further details.

FINANCE COMMITTEE

Ms. Lane, Chairman; Mr. Abdalla; Mr. Hines; and Mr. O’Brien

The Finance Committee is responsible for reviewing and making recommendations to the Board relating to our financial activities and condition. The Finance Committee’s responsibilities include, among other things:

•

reviewing and making recommendations to the Board with respect to our financing plans and strategies; financial condition; capital structure; tax strategies, liabilities, and payments; dividends; stock repurchase programs; and insurance programs;

•

approving our cash investment policies, foreign exchange risk management policies, commodity hedging policies, capital investment criteria, and agreements for borrowing by us and our subsidiaries from banks and other financial institutions; and

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•	reviewing investment policies as well as the performance and actuarial status of our pension and other retirement benefit plans.

Please see the Finance Committee charter, available on our website, tjx.com, for further details.

EXECUTIVE COMMITTEE

Ms. Meyrowitz, Chairman; Mr. Bennett, Lead Director; and Ms. Lane

The Executive Committee meets at such times as it determines to be appropriate and has the authority to act for the Board on specified matters during the intervals between meetings of the Board.

COMPENSATION PROGRAM RISK ASSESSMENT

As part of our regular enterprise risk assessment process overseen by the Board and described above, we review the risks associated with our compensation plans and arrangements. In fiscal 2020, the ECC conducted a compensation risk assessment that covered overall compensation policies and practices for TJX’s Associates and determined that they do not give rise to risks that are reasonably likely to have a material adverse effect on TJX. The ECC’s assessment considered what risks could be created or encouraged by our executive and broad-based compensation plans and arrangements worldwide; how those potential risks are monitored, mitigated, and managed; and whether those potential risks are reasonably likely to have a material adverse effect on TJX.

The assessment was led by our Chief Risk and Compliance Officer, whose responsibilities include leadership of our enterprise risk management process, and included consultation with and input from senior executives, the ECC’s independent compensation consultant, and internal and external legal counsel. The assessment considered, among other things, factors intended to mitigate risk at TJX, including:

• Board and committee oversight; • the ECC’s use of an independent compensation consultant; • compensation mix, caps on payouts, and emphasis on objective performance-based pay;	• market checks; • Associate communications and training; and • Company policies, internal controls, and risk management initiatives.

The assessment also considered the balance of potential risks and rewards related to our compensation programs and the role of those programs in implementing our corporate strategy.

CODES OF CONDUCT AND ETHICS AND OTHER POLICIES

Global Code of Conduct. We have a Global Code of Conduct that sets out our expectations for how Associates conduct business, including interacting with each other, our customers, and our communities. We expect Associates to operate with honesty and integrity and treat others with dignity and respect. Our Global Code of Conduct prohibits harassment, discrimination, and retaliation and addresses professional conduct, including employment policies, ethical business dealings, conflicts of interest, confidentiality, intellectual property rights, and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. Our directors are also subject to this Global Code. We have a TJX helpline to allow Associates to voice any concerns. We also have procedures for Associates and other stakeholders to report complaints regarding accounting and auditing matters, which are available on our website, tjx.com.

14    The TJX Companies, Inc.

Code of Ethics for TJX Executives and Director Code of Business Conduct and Ethics. We have a Director Code of Business Conduct and Ethics that is designed to promote honest and ethical conduct; compliance with applicable laws, rules, and regulations; and the avoidance of conflicts of interest for our Board members. We also have a Code of Ethics for TJX Executives governing our Executive Chairman, Chief Executive Officer and President, Chief Financial Officer, and other senior operating, financial, and legal executives. The Code of Ethics for TJX Executives is designed to ensure integrity in our financial reports and public disclosures. We intend to disclose any future amendments to, or waivers from, the Code of Ethics for TJX Executives and the Director Code of Business Conduct and Ethics, as required, within four business days of the waiver or amendment through a posting on our website or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC.

Hedging and Pledging Prohibitions. TJX policy prohibits our directors and executive officers from engaging in hedging or pledging transactions (including holding shares in margin accounts) with respect to TJX stock. Certain other designated Associates, including those eligible to receive awards under the Company’s Stock Incentive Plan, are subject to the same prohibitions.

ONLINE AVAILABILITY OF GOVERNANCE INFORMATION

Our Corporate Governance Principles, Global Code of Conduct, Code of Ethics for TJX Executives, Director Code of Business Conduct and Ethics, and charters for our Audit, Corporate Governance, Executive, Executive Compensation, and Finance Committees are available on our website, tjx.com, in the Investors section under Governance: Governance Documents. Information appearing on tjx.com is not a part of, and is not incorporated by reference in, this proxy statement.

CORPORATE RESPONSIBILITY

We publicly report on our global corporate responsibility efforts to our stakeholders – our Associates, customers, shareholders, vendors, and communities – under four pillars, detailed below. As part of their oversight role, our Board and Corporate Governance Committee receive periodic updates on our corporate responsibility efforts and related stakeholder engagements on environmental, social, and governance matters relevant to TJX and our long-term strategy and sustainability.

We remain focused on enhancing our programs while delivering great value to our customers. TJX formed a Global Corporate Responsibility Executive Steering Committee in 2018 to help guide corporate responsibility strategies and align them with TJX business priorities, oversee global corporate responsibility efforts across functions and geographies, facilitate information exchange, and support enhanced corporate responsibility reporting efforts. This Committee includes senior executives from functions across the Company, as well as an executive officer who reports directly to the CEO and is positioned to update management and the Board on the ongoing work of the Committee.

Our four pillars are:

•

Our Workplace, which reflects our commitment to our Associates worldwide, including by creating opportunities through training and development and fostering an inclusive and diverse work environment. We believe our Associates are critical to the success of our business. Our culture emphasizes relationship-building and collaboration, which we believe strengthens our business overall. We have an open-door philosophy that encourages open and honest communication, and in certain locations we have established affinity Associate resource groups, organized to encourage and support networking and development.

Our senior leaders consider teaching and mentoring to be a key priority in supporting the career development and success of our Associates. We believe we have one of the best buyer training programs in retail and train hundreds in our merchandise organization each year. Training happens more broadly throughout the organization through global teaching programs in a variety of settings, both formal and informal. Our goal is to foster career growth across the organization, and we are particularly proud of our results in our stores and

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field offices where in fiscal 2020, over 80% of managerial positions1 were filled by internal promotions. We believe these efforts lead to more stability in areas of our workforce. We also have defined leadership and cultural competencies to help support the development of our Associates and promote consistency across our global teaching programs.

We are also firmly committed to pay equity and providing attractive and accessible opportunities throughout our organization for our Associates to fulfill their potential. In March 2019, following an extensive analysis of our U.S. workforce, we reported that in the United States, accounting for job title, geography, and full or part time status, we found, on average, no meaningful difference in base pay between male and female Associates at TJX. Women are strongly represented in our more senior ranks, comprising 53% of leadership positions2 at the end of fiscal 2020 and, across the Company, earning 78% of our promotions on average over the past three years. We continue to look for ways to enhance our processes to support our goal of continuing to compensate our Associates equitably based on their skills, qualifications, role, and abilities. Accordingly, we are expanding our analysis of our U.S. workforce to include race/ethnicity and intend to provide disclosure about our findings by the end of calendar 2020.

•

Our Communities, which focuses on our mission to help vulnerable families and children access additional resources and opportunities to build a better future. Through charitable giving, volunteer efforts, community partnerships, and in-store fundraising, we support organizations that work to address these needs and provide essentials for vulnerable families, provide education and training for at-risk young people, conduct research and offer care for life-threatening illnesses, and provide safety from and work to prevent domestic violence. As part of these efforts, during fiscal 2020 we donated almost $33 million to healthcare research and patient care and helped to provide over 300,000 shelter nights, sponsor over a million students in education programs and serve approximately 33.5 million meals.

•

Environmental Sustainability, which reflects our longstanding commitment to pursue initiatives that are smart for our business and good for the environment. We have continually focused on initiatives that are aligned with our business goals to help reduce our environmental impact and drive operational cost reductions, and are consistent with our ongoing commitment to environmental sustainability. Key initiatives include increasing energy efficiency, reducing fuel usage, participating in recycling and waste management programs, and developing greener building designs. We remain focused on reducing our carbon footprint and are pleased to report we are on track to exceed our greenhouse gas (GHG) reduction goal target, which was to reduce our global GHG emissions per dollar of revenue by 30% by fiscal 2020, against a fiscal 2010 baseline. We are currently in the process of exploring options for our next quantitative emissions reduction goal, which we plan to set by the end of calendar 2020, including analyzing options with a science-based target.

•

Responsible Business, which reflects our global commitment and risk-based approach to operating responsibly and sourcing ethically, and maintaining strong corporate governance and compliance practices. We take a multi-faceted approach to our social compliance program, which includes policies, primarily our Vendor Code of Conduct; global trainings, including for buyers, buying agents, vendors, and factory management; and audits. We recognize that many of the issues we target with our program are challenging, and we focus our social compliance efforts in those areas where we believe we are most likely to have a meaningful impact. We believe that operating our business responsibly and ethically positions us to address the interests of our stakeholders while also creating long-term value for our shareholders. We aim to respond to social compliance challenges by making our commitments clear to our vendors, buying agents and buyers; by our auditing and training efforts; by responding to issues as appropriate for our business; and by further enhancing our corporate responsibility reporting.

To learn more about our evolving efforts, please visit the Responsibility section of our website at tjx.com/responsibility.

[1]	Defined as Assistant Store Manager or equivalent level and above across the Company.
[2]	Defined as Assistant Vice Presidents and above across the Company.

16    The TJX Companies, Inc.

COMMUNICATING WITH OUR BOARD

We are interested in hearing from our shareholders and communicate regularly with shareholders throughout the year. Security holders and other interested parties may communicate directly with our Board, the non-management directors or the independent directors as a group, the Lead Director, or any other specified individual director or directors.

To contact us, address your correspondence to the individual or group you would like to reach and send it to us, c/o the Corporate Secretary, who will forward these communications to the appropriate group or individual:

Office of the Secretary/Legal Department

The TJX Companies, Inc.

770 Cochituate Road

Framingham, Massachusetts 01701

Shareholders and others can communicate complaints regarding accounting, internal accounting controls, or auditing matters by writing to the Audit Committee, c/o Corporate Internal Audit Director, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701.

TRANSACTIONS WITH RELATED PERSONS

Under its charter, the Corporate Governance Committee is responsible for reviewing and approving or ratifying any transaction in which, in addition to TJX, any of our directors, director nominees, executive officers (or their immediate family members), or any greater than 5% shareholders (or their immediate family members) is a participant and has a direct or indirect material interest, as provided under SEC rules. In the course of reviewing potential related person transactions, the Corporate Governance Committee considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates, or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for TJX entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside, or disinterested director or committee member; and any other factors the Corporate Governance Committee may deem relevant. Our Corporate Secretary’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Corporate Governance Committee. During fiscal 2020, a sister-in-law of Mr. Sherr and a daughter of Ms. Meyrowitz were employed by TJX. They received compensation from us for fiscal 2020 and the beginning of fiscal 2021 totaling approximately $308,427 and $164,156, respectively, consistent with other Associates at their levels and responsibilities. They also participated in Company benefit plans generally available to similarly situated Associates. As described below in the Beneficial Ownership section, The Vanguard Group, Inc. reported that it was the beneficial owner of more than 5% of TJX’s outstanding common stock. TJX expects to pay The Vanguard Group, Inc. and its affiliates approximately $2,447,134 for services primarily provided during fiscal 2020 and estimated for the first quarter of fiscal 2021 in connection with TJX’s retirement savings plans (including recordkeeping, trustee, and related services). Our Corporate Governance Committee discussed and approved or ratified these transactions, consistent with our review process described above.

AUDIT COMMITTEE REPORT

The Audit Committee operates in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of TJX’s accounting, auditing and financial reporting practices. The Audit Committee is composed solely of members who are independent, as defined by the NYSE and TJX’s Corporate Governance Principles. Further, the Board has determined that two of our members (Mr. Hines and Ms. Lane) are audit committee financial experts as defined by the rules of the SEC.

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We met 10 times during fiscal 2020, including 4 meetings held with TJX’s Chief Financial Officer, Corporate Controller, Corporate Internal Audit Director and PricewaterhouseCoopers LLP, or PwC, TJX’s independent registered public accounting firm, prior to the public release of TJX’s quarterly and annual earnings announcements in order to discuss the financial information contained in the announcements. Management has the responsibility for the preparation of TJX’s financial statements, and PwC has the responsibility for the audit of those statements.

We took numerous actions to discharge our oversight responsibility with respect to the audit process. We reviewed and discussed the audited financial statements of TJX as of and for fiscal 2020 with management and PwC. We received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent accountant’s communications with the audit committee concerning independence and the potential effects of any disclosed relationships on PwC’s independence and discussed with PwC its independence. We discussed with management, the internal auditors, and PwC TJX’s internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting and the internal audit function’s organization, responsibilities, budget, and staffing. We reviewed with both PwC and our internal auditors their audit plans, audit scope, and audit results.

We reviewed and discussed with PwC communications required by the Standards of the PCAOB (United States), as described in PCAOB Auditing Standard 1301, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of PwC’s examination of TJX’s financial statements. We also discussed the results of the internal audit examinations with and without management present.

Based on these reviews and discussions with management and PwC, we recommended to the Board that TJX’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2020 for filing with the SEC. We also have selected PwC as the independent registered public accounting firm for fiscal 2021, subject to ratification by TJX’s shareholders.

Audit Committee

Michael F. Hines, Chairman

Rosemary T. Berkery

David T. Ching

Amy B. Lane

AUDITOR FEES

The aggregate fees that TJX was billed for professional services rendered by PwC for fiscal 2020 and fiscal 2019 were:

(In thousands)	Fiscal 2020	Fiscal 2019

Audit	$ 9,410	$ 9,263

Audit-Related	887	765

Tax	1,659	1,855

All Other	66	127

Total	$12,022	$12,010

•

Audit fees were for professional services rendered for the audits of TJX’s consolidated financial statements including financial statement schedules and statutory and subsidiary audits, audits of the effectiveness of internal control over financial reporting, and review of TJX’s quarterly consolidated financial statements.

•	Audit-related fees were for consultations concerning financial accounting and reporting standards and employee benefit plan audits and for Fiscal 2020, due diligence services.

•

Tax fees were for services related to tax compliance, planning and advice, including assistance with tax audits and appeals, tax structuring, transfer pricing, and requests for rulings and technical advice from tax authorities.

18    The TJX Companies, Inc.

•	All other fees were primarily for services related to our environmental sustainability program and for Fiscal 2019, a medical claims audit.

The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PwC. The Audit Committee pre-approves all audit services and all permitted non-audit services by PwC, including engagement fees and terms. The Audit Committee has delegated the authority to take such action between meetings to the Audit Committee chairman, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

Our policies prohibit TJX from engaging PwC to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to audit, broker-dealer, investment adviser, or investment banking services, or human resource consulting. In addition, the Audit Committee evaluates whether TJX’s use of PwC for permitted non-audit services is compatible with maintaining PwC’s independence. The Audit Committee concluded that PwC’s provision of non-audit services, which were approved in advance, was compatible with their independence.

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PROPOSAL 1: ELECTION OF DIRECTORS

Nominees and Their Qualifications

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2021 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

Please see the Board Service at TJX section, above, for additional information about director qualifications and how we assess our nominees and consider Board composition. In addition, we have highlighted qualifications for each director in the individual biographies below. We believe that all our nominees possess the professional and personal qualifications necessary for service on our Board. All of our nominees were previously elected to the Board by our shareholders.

Our Board of Directors unanimously recommends that you vote FOR the election of each of the nominees.

Zein Abdalla, 61 Director since 2012 Member of Corporate Governance Committee and Finance Committee

Experience and Qualifications: Mr. Abdalla was the President of PepsiCo, Inc., a leading global food, snack, and beverage company, from September 2012 through his retirement in December 2014, prior to which he served as CEO of PepsiCo Europe, a division of PepsiCo, starting in November 2009 and as President, PepsiCo Europe Region starting in January 2006. Mr. Abdalla previously held a variety of senior positions at PepsiCo since he joined that company in 1995, including as General Manager of PepsiCo’s European Beverage Business, General Manager of Tropicana Europe, and Franchise Vice President for Pakistan and the Gulf region.

Mr. Abdalla’s executive experience with a large global company has given him expertise in corporate management, including in emerging markets, operations, brand management, distribution, and global strategy.

Mr. Abdalla is also a director of Cognizant Technology Solutions Corporation.

Alan M. Bennett, 69 Director since 2007 Independent Lead Director Chairman of Executive Compensation Committee

Experience and Qualifications: Mr. Bennett served as the President and Chief Executive Officer of H&R Block, Inc., a tax services provider, from July 2010 until his retirement in May 2011 and was previously Interim Chief Executive Officer from November 2007 through August 2008. He was Senior Vice President and Chief Financial Officer and a Member of the Office of the Chairman of Aetna Inc., a diversified healthcare benefits company, from 2001 to 2007, and previously held other senior financial management positions at Aetna after joining in 1995. Mr. Bennett held various senior management roles in finance and sales/marketing at Pirelli Armstrong Tire Corporation, formerly Armstrong Rubber Company, from 1981 to 1995 and began his career with Ernst & Ernst (now Ernst & Young LLP).

Mr. Bennett’s senior leadership roles in two significant financial businesses provide him with executive experience in managing very large businesses and change management as well as financial expertise including financial management, taxes, accounting, controls, finance, and financial reporting.

Mr. Bennett is also a director of Halliburton Company and Fluor Corporation.

20    The TJX Companies, Inc.

Rosemary T. Berkery, 67 Director since September 2018 Member of Audit Committee and Executive Compensation Committee

Experience and Qualifications: Ms. Berkery was Chairman of UBS Bank USA and Vice Chairman of UBS Wealth Management Americas, a bank and wealth management firm, from March 2010 until April 2018, also serving as CEO of UBS Bank USA from March 2010 to December 2015. Before joining UBS, she held a variety of roles over more than 25 years at Merrill Lynch & Co., Inc., until her departure in January 2009, including Executive Vice President and General Counsel from 2001 and Vice Chairman from 2007.

Ms. Berkery’s long career as a senior executive in the financial services industry provides her with expertise in finance, investment strategies, and management of complex organizations, as well as significant experience in governance, compliance, and risk assessment and oversight.

Ms. Berkery is also a director of Fluor Corporation.

David T. Ching, 67 Director since 2007 Member of Audit Committee and Corporate Governance Committee

Experience and Qualifications: Mr. Ching was Senior Vice President and Chief Information Officer for Safeway Inc., a food and drug retailer, from 1994 to January 2013 and has consulted through DTC Associates LLC, focusing on management consulting and technology services, since 2013. Previously, Mr. Ching was the General Manager for British American Consulting Group, a software and consulting firm focusing on the distribution and retail industry. He also worked for Lucky Stores Inc., a subsidiary of American Stores Company from 1979 to 1993, including serving as the Senior Vice President of Information Systems.

Mr. Ching’s strong technological experience and related management positions in the retail industry provide him expertise including in information systems, information security and controls, technology implementation and operation, reporting, and distribution in the retail industry.

Ernie Herrman, 59 Director since 2015 Chief Executive Officer and President

Experience and Qualifications: Mr. Herrman has been Chief Executive Officer of TJX since January 2016, a director since October 2015, and President since January 2011. He served as Senior Executive Vice President, Group President from August 2008 to January 2011, with responsibilities for Marmaxx, HomeGoods, and TJX Canada; President of Marmaxx from 2005 to 2008; and Senior Executive Vice President, Chief Operating Officer of Marmaxx from 2004 to 2005. From 1989 to 2004, he held various merchandising positions with TJX.

As Chief Executive Officer and President of TJX, and through the many other positions Mr. Herrman has held with the Company, Mr. Herrman has a deep understanding of TJX and broad experience in all aspects of off-price retail, including merchandising, management, leadership development, business strategy, international operations, marketing, real estate, buying, and distribution.

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Michael F. Hines, 64 Director since 2007 Chairman of Audit Committee Member of Finance Committee

Experience and Qualifications: Mr. Hines served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to March 2007. From 1990 to 1995, he held management positions with Staples, Inc., an office products retailer, most recently as Vice President, Finance. Mr. Hines spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche LLP.

Mr. Hines’ experience as a financial executive and certified public accountant provides him with expertise in the retail industry including accounting, controls, financial reporting, tax, finance, risk management, and financial management.

Mr. Hines is also a director of GNC Holdings, Inc. and Dunkin’ Brands Group, Inc.

Amy B. Lane, 67 Director since 2005 Chairman of Finance Committee Member of Audit Committee

Experience and Qualifications: Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., from 1997 until her retirement in 2002. Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., where she founded and led the retail industry investment banking unit.

Ms. Lane’s experience as the leader of two investment banking practices covering the global retailing industry has given her substantial experience with financial services, capital markets, finance and accounting, capital structure, acquisitions, and divestitures in that industry as well as management, leadership, and strategy.

Ms. Lane’s public company roles consist of serving as a director of GNC Holdings, Inc., NextEra Energy, Inc., and as a member of the board of trustees of Urban Edge Properties.

Carol Meyrowitz, 66 Director since 2006 Executive Chairman of the Board

Experience and Qualifications: Ms. Meyrowitz has been Executive Chairman of the Board since January 2016 and a director since September 2006. She served as Chairman of the Board from June 2015 to January 2016 and as Chief Executive Officer of TJX from January 2007 to January 2016. In previous roles, Ms. Meyrowitz served as President of TJX from October 2005 to January 2011, Senior Executive Vice President of TJX from 2004 until January 2005, Executive Vice President of TJX from 2001 to 2004, and President of Marmaxx from 2001 to January 2005. From January 2005 until October 2005, she was employed in an advisory role for TJX and consulted for Berkshire Partners LLC, a private equity firm. From 1983 to 2001, Ms. Meyrowitz held various senior management and merchandising positions with Marmaxx and with Chadwick’s of Boston and Hit or Miss, former divisions of TJX.

As Executive Chairman of the Board of TJX, and through the many other positions Ms. Meyrowitz has held with TJX, Ms. Meyrowitz has a deep understanding of TJX and broad experience in all aspects of off-price retail, including innovation, business strategy, buying, distribution, marketing, real estate, finance and accounting, and international operations.

Ms. Meyrowitz was also a director of Staples, Inc. from 2007 to 2017.

22    The TJX Companies, Inc.

Jackwyn L. Nemerov, 68 Director since 2016 Member of Corporate Governance Committee and Executive Compensation Committee

Experience and Qualifications: Ms. Nemerov was the President and Chief Operating Officer of Ralph Lauren Corporation, a global leader in premium lifestyle products, from November 2013 until November 2015. She served as Executive Vice President of Ralph Lauren Corporation from September 2004 until October 2013. Prior to her tenure there, she held multiple positions in the retail industry, including President and Chief Operating Officer of the Jones Apparel Group from 1998 to 2002.

Ms. Nemerov’s extensive retail, brand management and operations experience, as well as her related management positions in the apparel and retail industry, provide her with valuable expertise in supply chain management, manufacturing, merchandising, and licensing in the retail industry.

Ms. Nemerov was a director of Ralph Lauren Corporation from 2007 until September 2015.

John F. O’Brien, 77 Director since 1996 Member of Finance Committee

Experience and Qualifications: Mr. O’Brien is the retired Chief Executive Officer and President of Allmerica Financial Corporation (now The Hanover Insurance Group, Inc.), an insurance and diversified financial services company, holding those positions from 1995 to 2002. Mr. O’Brien previously held executive positions at Fidelity Investments, an asset management firm, including Group Managing Director of FMR Corporation, Chairman of Institutional Services Company, and Chairman of Brokerage Services, Inc.

Mr. O’Brien has substantial executive experience with two financial services businesses, providing him with expertise including general management and oversight with respect to strategy, financial planning, insurance, operations, finance, and capital structure.

Mr. O’Brien is a director of LKQ Corporation and was a director of Cabot Corporation from 1990 until March 2020 and was a director of a family of registered mutual funds managed by BlackRock, Inc., an investment management advisory firm, from 2004 until December 2018.

Willow B. Shire, 72 Director since 1995 Chairman of Corporate Governance Committee Member of Executive Compensation Committee

Experience and Qualifications: Ms. Shire was an executive consultant with Orchard Consulting Group from 1994 to January 2015, specializing in leadership development and strategic problem solving. Previously, she was Chairperson of the Computer Systems Public Policy Project within the National Academy of Science. She also held various positions at Digital Equipment Corporation, a computer hardware manufacturer, for 18 years, including Vice President and Officer, Health Industries Business Unit.

Through her consulting experience and prior business experience, Ms. Shire brings expertise in leadership development, talent assessment, change management, human resources and development practices, cultural assessment, and strategic problem solving.

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BENEFICIAL OWNERSHIP

The following table shows, as of April 13, 2020, the number of shares of our common stock beneficially owned by each director/ director nominee and executive officer named in the Summary Compensation Table and all directors and executive officers as a group:

Name	Number of Shares
Zein Abdalla	48,622	(1)
Alan M. Bennett	109,152
Rosemary T. Berkery	5,757
Kenneth Canestrari	184,490
David T. Ching	78,036
Scott Goldenberg	66,416
Ernie Herrman	530,189
Michael F. Hines	125,953
Amy B. Lane	114,169	(2)
Carol Meyrowitz	247,717
Jackwyn L. Nemerov	13,847
John F. O’Brien	247,982
Richard Sherr	63,644
Willow B. Shire	167,250
All Directors and Executive Officers as a Group (15 Persons)	2,209,358

(1)	Mr. Abdalla shares voting and dispositive power over 20,564 shares of common stock with his spouse.

(2)	Ms. Lane shares voting and dispositive power over 440 shares of common stock with her spouse.

The total number of shares beneficially owned by each individual and by the group above constitutes, in each case, less than 1% of the outstanding shares of TJX. The amounts above reflect sole voting and investment power except as noted.

The shares listed in the table above include:

•

Vested deferred shares (including estimated deferred shares for accumulated dividends) held by the following directors: Mr. Abdalla 20,923; Mr. Bennett 99,551; Ms. Berkery 2,686; Mr. Ching 61,238; Mr. Hines 104,352; Ms. Lane 83,857; Ms. Nemerov 11,846; Mr. O’Brien 120,068; Ms. Shire 126,242; and all directors and executive officers as a group 630,763.

•

1,601 deferred shares (including estimated deferred shares for accumulated dividends) that are scheduled to vest within 60 days of April 13, 2020 held by each non-executive director; and 14,409 for all directors and executive officers as a group.

•

Shares of common stock that the following persons had the right to acquire on April 13, 2020 or within 60 days thereafter through the exercise of vested options or through a vested right to delivery of shares under the terms of stock awards: Mr. Canestrari 103,614; Mr. Goldenberg 18,045; Mr. Herrman 323,282; Ms. Meyrowitz 26,559; Mr. Sherr 19,124; and all directors and executive officers as a group 610,306.

Shares listed do not include, if not scheduled to vest within 60 days of April 13, 2020, unvested performance share unit awards or unvested restricted stock unit awards. Estimated accumulated dividend amounts are based on the closing price of our common stock on April 13, 2020.

24    The TJX Companies, Inc.

The following table shows, as of April 13, 2020, each person known by us to be the beneficial owner of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Number of Shares	Percentage of Class Outstanding
The Vanguard Group, Inc.(1) 100 Vanguard Boulevard Malvern, PA 19355	99,013,348	8.22%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	88,655,023	7.4%
Wellington Management Group LLP(3) 280 Congress Street Boston, MA 02210	67,082,715	5.58%

(1)

Amounts based on ownership of The Vanguard Group, Inc. and certain subsidiaries at December 31, 2019 as indicated in its Schedule 13G/A filed with the SEC on February 12, 2020, which reflected sole voting power with respect to 1,872,326 of the shares, shared voting power with respect to 368,461 of the shares, sole dispositive power with respect to 96,876,370 of the shares and shared dispositive power with respect to 2,136,978 of the shares.

(2)

Amounts based on ownership of BlackRock, Inc. and certain subsidiaries at December 31, 2019 as indicated in its Schedule 13G/A filed with the SEC on February 6, 2020, which reflected sole voting power with respect to 76,370,116 of the shares and sole dispositive power with respect to 88,655,023 of the shares.

(3)

Amounts based on ownership of Wellington Management Group LLP and certain affiliated entities at December 31, 2019 as indicated in its Schedule 13G filed with the SEC on January 28, 2020, which reflected shared voting power with respect to 63,597,269 of the shares and shared dispositive power with respect to 67,082,715 of the shares.

2020 Proxy Statement    25

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (CD&A) describes the objectives and elements of TJX’s executive compensation program, the processes followed by our Executive Compensation Committee (ECC) in determining executive compensation, and the fiscal 2020 compensation for our Named Executive Officers (NEOs): Ernie Herrman, Chief Executive Officer and President; Scott Goldenberg, Senior Executive Vice President, Chief Financial Officer; Carol Meyrowitz, Executive Chairman; Richard Sherr, Senior Executive Vice President, Group President; and Kenneth Canestrari, Senior Executive Vice President, Group President.

INTRODUCTION

TJX is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. We have a long track record of strong financial performance, including 24 consecutive years of annual comparable store sale increases, and an executive team with deep experience in off-price retail. Our distinctive, off-price business model is at the core of our success and differentiates TJX from traditional retailers.

Having a highly engaged senior leadership team with the ability to successfully execute our business in dynamic retail environments has been critical to our strong performance over many years. Each of our NEOs has more than 25 years of experience at TJX, and has an in-depth understanding of our flexible business model and global growth strategy. In order to support our business model and track record of strong performance, we are highly focused on developing and retaining talent within TJX and maintaining robust succession planning practices.

Purpose of our executive compensation program

•  Our program is designed to drive long-term profitable and sustainable growth, foster teamwork and management stability, and support our leadership succession plans.

•  Our program is also intended to sustain our competitive position in a highly competitive and changing retail environment, promote engagement and retention of our Associates, foster alignment with shareholder interests, and maintain focus on business execution and long-term results.

Our fiscal 2020 executive compensation program

•  Our fiscal 2020 program continues to include the key changes made by the ECC for fiscal 2019, including the expanded mix of performance metrics and an updated design that added more performance sensitivity to our long-term incentives. These features of our program were informed by extensive shareholder outreach led by the ECC and reflect the feedback we received from shareholders.

•  In 2019, 93% of votes cast by our shareholders were in favor of our say-on-pay proposal, which we believe represents strong support for our program and the recent changes made in response to shareholder feedback.

Performance and pay in fiscal 2020

•  Fiscal 2020 was another strong year for TJX. We had a consolidated comparable store sales increase of 4%, driven primarily by increased customer traffic. We also had above-plan EPS over fiscal 2019 and returned $2.6 billion to shareholders through our share repurchase and dividend programs.

•  Our performance led to above-target payouts under our cash incentive programs and full performance vesting of our long-term equity incentive awards.

Our ECC remains focused on its executive compensation responsibilities in light of the rapidly changing social and business conditions resulting from the COVID-19 pandemic. In the first quarter of fiscal 2021, the ECC approved temporary salary reductions for our executive officers and determined that it was appropriate to postpone certain other annual compensation decisions. The ECC may determine to make additional changes to our executive compensation program that take into account the effects of the COVID-19 pandemic.

26    The TJX Companies, Inc.

HIGHLIGHTS OF OUR FISCAL 2020 EXECUTIVE COMPENSATION PROGRAM

2020 TARGET TOTAL COMPENSATION PAY MIX

Our executive compensation program for fiscal 2020 emphasized variable pay and long-term incentives, with a balance of cash and equity awards. The charts below show the mix of fiscal 2020 target total compensation for our CEO and our other NEOs. Fiscal 2020 target total compensation for our CEO and Executive Chairman did not increase as compared to fiscal 2019.

Target total compensation includes annual base salary, target annual cash incentives (MIP and LRPIP) and the grant date fair value of performance share units (PSUs) and restricted stock units (RSUs). Additional details about the elements of our program can be found below starting on p. 34.

EMPHASIS ON LONG-TERM PERFORMANCE INCENTIVES

Our fiscal 2020 program maintained an emphasis on long-term performance incentives, which represent the largest percentage of target total compensation for our NEOs. Our PSU awards granted during fiscal 2020 were the largest component of fiscal 2020 target total compensation, with performance targets that reflect meaningful growth and capital returns over the three-year performance period and payout opportunities tied to performance outcomes, including a threshold level of performance below which no units will vest.

2020 PERFORMANCE METRICS

Our incentive plan metrics are intended to align with our long-term business strategy. Our fiscal 2020 program continued to include a mix of objective financial performance measures that seek to balance growth, profitability, and returns:

Pre-Tax Income	Total Sales	EPS Growth	ROIC
Core metric for our cash incentive plans and key driver for our business	Supplemental metric representing top line performance	Primary long-term measure reinforcing profitable growth and corporate results	Long-term modifier reinforcing attention to capital investments and generating returns

Additional details about these metrics and how they are used in our program are included below, starting on p. 34.

2020 Proxy Statement    27

HIGHLIGHTS OF OUR COMPENSATION GOVERNANCE PRACTICES

Our practices for fiscal 2020, highlighted in the table below, reflect the ECC’s focus on strong and effective governance:

What We Do and What We Don’t Do

✓	Pay for performance, directly tying incentive compensation to the achievement of objective performance metrics

✓	Award limits on maximum plan payouts

✓	Emphasis on long-term opportunities for equity and cash incentives

✓	Stock ownership guidelines for our executive officers and non-employee directors

✓	Clawback policy and post-employment noncompetition and other covenants applicable to our executive officers

✓	Robust and deliberate decision making process

✓	Compensation program design informed by shareholder feedback

×	No change of control excise tax gross-ups

×	No single-trigger severance benefits upon a change of control

×	No automatic full acceleration of equity awards upon a change of control

×	No hedging or pledging of Company stock by our executive officers

×	No payout of dividends on unearned stock awards

×	No repricing or exchange of underwater stock options without shareholder approval

SHAREHOLDER FEEDBACK AND SUPPORT

Our executive compensation program for fiscal 2020 reflected the extensive shareholder outreach initiative led by the ECC during fiscal 2018. In response to shareholder feedback, the ECC made meaningful changes to this program starting in fiscal 2019. These changes included the expansion of performance metrics used in our incentive plans and the introduction of our PSU program, which was designed to add additional rigor and increase the overall performance sensitivity of our long-term incentives.

The ECC values feedback from our shareholders on executive compensation and considers shareholder perspectives throughout the year as part of its oversight of executive compensation. We believe our shareholders strongly supported the recent changes to our executive compensation program, consistent with the results of our say-on-pay vote where we received 90% and 93% support in 2018 and 2019, respectively.

FOCUS ON GOAL SETTING

Each year, the ECC establishes goals for our incentive plans that are tied to our strategic planning process and derived from annual and multi-year business plans that are reviewed with and overseen by our Board. Our incentive plan targets are generally set at levels that align with the annual financial guidance we provide to investors at the start of the performance period and are intended to be challenging but reasonably achievable.

This process has led to year-over-year increases in our annual corporate MIP pre-tax income targets over the past five years, and consecutive increases in our long-term cash performance targets for new three-year performance cycles beginning in each of the last four years, demonstrating the consistent growth in our incentive targets over time. For fiscal 2020 our annual incentive targets were set at or above prior year target and actual results, and PSUs granted in fiscal 2020 were tied to achievement of a new compound EPS growth goal over a three-year period.

THOUGHTFUL DECISION MAKING PROCESS

The ECC follows a thoughtful and deliberate approach in overseeing executive compensation and making compensation decisions throughout the year. The ECC considers a variety of qualitative and quantitative factors when determining NEO compensation and seeks to maintain our program’s overall focus on compensation that furthers our core business goals, drives performance, and promotes leadership stability. The annual executive compensation process includes pay-for-performance analysis, competitive analysis, market checks, executive assessments, an annual compensation risk assessment, and input from Pearl Meyer & Partners, LLC (Pearl Meyer) an independent compensation consultant that has been engaged by and reports directly to the ECC. (See Our Decision Making Process, starting on p. 31, for more information.)

28    The TJX Companies, Inc.

FISCAL 2020 REVIEW

Our fiscal 2020 results reflect the Company’s strong execution of our business plan and growth strategies. We were proud to surpass a milestone of $40 billion in sales. We also increased annual comparable store sales, primarily driven by strong customer traffic gains, and grew our store base globally while we maintained focus on driving profitable sales, reinvesting in the business, managing expenses, and returning value to shareholders.

FISCAL 2020 BUSINESS REVIEW

Financial Results/ Business Execution[1]	Shareholder Value Creation	Business/ Strategic Results

•  $41.7 billion in net sales, an increase of 7% over fiscal 2019

•  Consolidated comparable store sales increased 4% over a 6% increase in fiscal 2019; comparable store sales increased at every division

•  Customer traffic increased at all four major divisions every quarter of fiscal 2020

•  22.8% total shareholder return

•  Returned $2.6 billion to shareholders through our share repurchase and dividend programs

•  Increased dividend by 18% during fiscal 2020

•  $70.8 billion market capitalization at fiscal year end

•  Successfully grew our store base by a net 223 stores around the world

•  Expanded to 4,529 total stores at fiscal year-end across 9 countries

•  Continued to invest in distribution capabilities and systems to support growth plans

[1]	Comparable store sales are defined in Appendix A.

Fiscal 2020 was a strong year. Our EPS growth continued in fiscal 2020, and our long-term total shareholder return growth rates and annual sales growth continued to be strong relative to our fiscal 2020 peer group (detailed below under The Role of Our Peer Group).

*	See Appendix A to this proxy statement for notes on Annual Sales Growth chart and reconciliations of adjusted EPS to GAAP EPS.

2020 Proxy Statement    29

FISCAL 2020 INCENTIVE PLAN PERFORMANCE

Our strong business performance in fiscal 2020 led to the following results under our performance-based incentive plans.

Annual Incentives	Long-Term Incentives

Actual results were above our targets for our annual incentive plan (MIP), driven by strong sales execution and focus on profitability.

•  Pre-tax Income for MIP (weighted 80%) exceeded our fiscal 2020 target at 103.66% of target, resulting in a payout percentage of 142.78% for that metric

•  Total Sales for MIP (weighted 20%) exceeded our fiscal 2020 target at 101.42% of target, resulting in a payout percentage of 134.08% for that metric

•  After the weighting, the combined fiscal 2020 MIP payout percentage was 141.04%

Actual results were above our target for our long-term incentives that were linked to the fiscal 2018 – 2020 performance cycle, reflecting the consistency and strength of the Company’s performance over the longer term.

•  Pre-tax Income for LRPIP exceeded our fiscal 2018-2020 target at 101.13% of target, resulting in a payout percentage of 102.82%

•  LRPIP performance resulted in full performance vesting for the previously granted performance-based stock awards (PBSAs) covering the fiscal 2018-2020 performance period

For more detail about plan goals and payout mechanics and definitions of Pre-tax Income for MIP, Total Sales for MIP, and Pre-tax Income for LRPIP, see Annual Cash Incentives: Management Incentive Plan (MIP) starting on p. 36 and Long-Term Incentives starting on p. 37.

CEO TOTAL DIRECT COMPENSATION

The chart below shows the total direct compensation1 of our CEO for fiscal 2020, including results of our cash incentive payouts, compared to fiscal 2018 and fiscal 2019.

1 Total direct compensation for each fiscal year consists of the following elements: base salary, earned cash incentives (MIP and LRPIP with performance periods ending in the fiscal year), and the grant date fair value of equity incentives granted during the fiscal year (PSUs and RSUs for fiscal 2019 and fiscal 2020 and PBSAs and stock options for fiscal 2018). PBSA and stock option grants were eliminated from the program after fiscal 2018. Totals may not foot due to rounding.

30    The TJX Companies, Inc.

OUR DECISION MAKING PROCESS

THE ROLE OF THE EXECUTIVE COMPENSATION COMMITTEE

The ECC, a committee of our Board of Directors composed entirely of independent directors, oversees the compensation of our executive officers, including the NEOs. In determining the overall level of executive compensation and establishing the design and mix of specific elements, the ECC considers a number of quantitative and qualitative factors, including:

•	individual executive performance and responsibilities

•	market data and peer practices

•	retention, succession planning and organizational changes

•	internal consistency with our broad-based practices and programs
•	Company and divisional performance

•	our business culture and core values

•	shareholder feedback, including our say-on-pay vote

•	employment terms and contractual negotiations

•	risk mitigation strategies, and the balance of risks and rewards

The ECC approaches executive compensation as part of the overall strategic framework for total rewards at TJX. This framework applies to all TJX Associates and reflects our global total rewards principles, which include sharing in the success of the Company, encouraging teamwork and collaboration across a diverse workforce, and being fair and equitable.

The ECC consults with and reviews data from an independent compensation consultant (discussed further below) in assessing the overall competitiveness of our NEOs’ compensation and our executive compensation program and determining the appropriate levels and the mix of individual compensation components.

In addition to any special actions the ECC may take throughout the year, the ECC typically reviews and approves the elements of our NEOs’ compensation using the following general process:

THE ROLE OF EXECUTIVES

Our executive officers play a limited role in the executive compensation process. The Board reviews with executives the annual and multi-year business plans for TJX and our divisions, which form the basis of the performance targets for our short- and long-term incentive plans. The ECC or Board may also invite our executive officers to discuss business and organizational strategies and to attend portions of its meetings on various topics, which provides additional context for the ECC’s compensation decisions. For NEOs other than our CEO and Executive Chairman, the ECC considers compensation recommendations from the CEO and the results of individual performance evaluations of these other NEOs by the CEO, among other factors. The ECC receives individual performance evaluations of our CEO and Executive Chairman from the Corporate Governance Committee, which does not make executive compensation recommendations.

2020 Proxy Statement    31

THE ROLE OF OUR PEER GROUP

The ECC uses peer group data to inform its compensation decision-making for our NEOs. Peer group data allows the ECC to evaluate the competitiveness of NEO compensation and our program design, as well as marketplace practices and the relationship of pay and performance on a relative basis.

The ECC believes that peer group data provides important context for its compensation decisions. At the same time, the ECC recognizes that our off-price retail business model, in combination with our size and global focus, is distinct from other companies, and that the retail environment in recent years has presented challenges when evaluating companies for comparability to TJX.

The ECC does not rely on strict benchmarking or target any element of NEO compensation by reference to any specified level of compensation within the peer group. The ECC has also supplemented peer group data from time to time with additional case studies and market data to provide further context for its compensation decisions.

Peer group evaluation criteria: The ECC annually assesses the composition of the peer group. In consultation with Pearl Meyer, the ECC considers criteria beyond standard industry classifications in constructing and evaluating the peer group, including:

•	industry similarity, targeting retail companies and also considering consumer product companies that meet complexity criteria;

•	revenues and market capitalization;

•	business complexity, reflected by factors such as significant global operations, brand and/or product line diversity, multiple segments, and e-commerce strategy; and

•	financial performance metrics, including operating and market performance.

The ECC seeks to establish an appropriate peer group for TJX in terms of size, industry, business focus and overall complexity of operations, channels and customer focus. In recent years, the ECC’s peer group evaluation has taken into account TJX’s growth and expanding global operations, coupled with the continuing challenges facing other companies in the domestic retail industry.

Fiscal 2020 Peer Group: During fiscal 2019, the ECC considered the continued appropriateness of the peer group for purposes of providing context for making compensation decisions for fiscal 2020. After consultation with Pearl Meyer, the ECC determined that the following group of 16 large, publicly traded consumer-oriented companies would continue to be appropriate to use for fiscal 2020:

Best Buy	L Brands	Nike	Ross Stores
Gap	Lowe’s	Nordstrom	Starbucks
Kimberly-Clark	Macy’s	PepsiCo	Target
Kohl’s	McDonalds	Procter & Gamble	The Home Depot

At the time of the peer group evaluation for fiscal 2020, TJX was, and as of the end of fiscal 2020 continued to be, above the peer group median in both revenue and market capitalization. For comparisons of TJX performance to the fiscal 2020 peer group through the end of fiscal 2020, see Fiscal 2020 Business Review on p. 29.

32    The TJX Companies, Inc.

THE ROLE OF COMPENSATION CONSULTANTS

The ECC engaged Pearl Meyer to serve as the independent compensation consultant to the ECC for fiscal 2020. Pearl Meyer attended all but one of the ECC’s meetings during the fiscal year and was available to the ECC on an ongoing basis throughout the year. Pearl Meyer provided industry, peer, and market data and advised the ECC on a variety of matters, including the design and competitive positioning of key compensation elements (base salary, annual bonus, and long-term cash and equity incentives) and our fiscal 2020 compensation program for our NEOs and other senior management; short-term and long-term relationships between NEO pay and corporate performance relative to our peers; the evaluation of a compensation peer group; employment agreement terms; aggregate equity program usage; and updates on compensation-related practices, trends, and regulatory developments as well as on other pay-related matters. The ECC used this information and advice from Pearl Meyer as a reference in making its executive compensation decisions and determinations about the design, overall level and mix of compensation, plan metrics, goals and formulas, and individual compensation components, including benefits and perquisites.

Pearl Meyer did not perform any services for TJX other than work for the ECC and for the Corporate Governance Committee on director compensation. Pearl Meyer reported directly to the ECC, which determined the scope and terms of Pearl Meyer’s engagement. During fiscal 2020, the ECC reviewed its existing relationship with Pearl Meyer, including potential conflicts of interest, and determined that Pearl Meyer’s work for the ECC did not raise any conflicts of interest and that Pearl Meyer continued to be an independent advisor to the ECC.

2020 Proxy Statement    33

FISCAL 2020 EXECUTIVE COMPENSATION PROGRAM

Program elements: Our fiscal 2020 executive compensation program consisted of base salary and annual and long-term incentives as summarized below.

Base Salary	Salary • Provide a base level of compensation to reflect individual roles and responsibilities, experience, performance, and value in the marketplace
Annual Cash Incentives	Management Incentive Plan (MIP) • Incentivize performance to reach or exceed our annual financial goals • Encourage engagement, teamwork, and collaboration within divisions
Long-Term Incentives

Equity: Performance Share Units (PSUs) and Restricted Stock Units (RSUs)

•  Align executive interests with shareholders and reward stock performance

•  Incentivize performance to reach or exceed our longer-term financial goals

•  Support longer-term retention objectives

Cash: Long Range Performance Incentive Plan (LRPIP)

•  Incentivize performance to reach or exceed our longer-term financial goals

•  Foster teamwork and collaboration across divisions

•  Support longer-term retention objectives

Our program also includes health and welfare, deferred compensation, and retirement benefits, as well as limited perquisites. See Other Compensation Practices and Considerations starting on p. 41.

Performance metrics: For our fiscal 2020 incentive plans, the ECC continued to use the expanded categories of performance metrics it had selected for our fiscal 2019 executive compensation program after in-depth review and extensive shareholder outreach.

Performance Metric	Why It’s Included	How It’s Used
Pre-Tax Income

•   Reflects divisional profitability, including both top-line performance and effective management of expenses

•   Highly relevant to our business, well understood, and part of broad-based incentive program for all TJX management

• Primary but not sole metric in our annual MIP program, weighted at 80% • Three-year cumulative metric in our long-term cash program (LRPIP)
Total Sales	• Demonstrates attention to top-line performance • Highly visible and easy to understand	• Secondary measure in our MIP program, weighted at 20% • Limited upside from sales; MIP payout formula restricts sales impact to maintain overall emphasis on profitability
EPS Growth	• Maintains critical focus on profitable growth and reinforces attention to corporate results • Important measure internally and externally	• Primary measure in our long-term PSU program • Excludes the impact of certain unplanned items, such as unbudgeted buybacks and unanticipated changes in corporate tax rates
ROIC	• Reinforces attention to capital investments and generating appropriate returns	• Secondary measure in our long-term PSU program • Used as downward-only modifier

34    The TJX Companies, Inc.

Incentive plan goal setting: As described above on p. 28, each year the ECC sets objective business performance targets and the amounts payable at different levels of performance under each of our incentive plans. At the time the goals are established, the ECC considers a variety of qualitative and quantitative factors, including:

•	estimated long-term trends in sales, comparable store sales, profitability, and earnings;

•	maturity of our various businesses;

•	strategic investments to support our growth;

•	external factors (such as market competition, currency volatility, and wage and other cost pressures);

•	balance of business risks, performance, and rewards;

•	historical performance against targets and relative to peers and the market; and

•	degree of difficulty in achieving various levels of performance.

The goals for our MIP, LRPIP and PSU incentive programs reflect the Company’s strategic planning for the next fiscal year or three-year period, as applicable, and are built from our business plans, including long-term growth goals, for our divisions. The ECC considers the impact of foreign exchange on the annual goal-setting process and may evaluate incentive plan goals on an actual or constant currency basis when comparing one year or period to the next. At the time the goals are established, the ECC believes that the targets for each of these incentive plans are challenging but reasonably achievable and that the payout formulas reflect an appropriate degree of pay-for-performance sensitivity, taking into account the factors described above.

As part of the goal-setting process, at the time the goals are established, the ECC also establishes definitions of the applicable financial metrics (including, for example, planned exchange rates for foreign currency translation) and automatic adjustments (including, for example, for unplanned changes in accounting standards, acquisitions, or dispositions) that would apply during the performance period. The ECC uses these definitions and adjustments to better align our incentive plans with how we evaluate our business operations and trends and, in some cases, to allow certain strategic decisions to be made in the long-term interests of TJX without influencing or being influenced by incentive plan results. The effect of these items on our incentive plan results is included below under Annual Cash Incentives: Management Incentive Plan (MIP) and Long-Term Incentives: Long Range Performance Incentive Plan (LRPIP). The ECC has not made any discretionary increases to incentive plan payouts for our NEOs in recent years.

Base Salary

Base salaries provide competitive, fixed compensation to attract and retain our executives and to reflect individual responsibilities, performance, experience, and value in the marketplace. Base salaries are typically reviewed on an annual basis in connection with individual performance evaluations and may be reviewed in connection with new employment agreements, new positions, or other organizational changes. For fiscal 2020, the ECC approved salary increases as part of our annual individual performance and salary review process for each of our NEOs, other than Mr. Herrman and Ms. Meyrowitz, who did not receive salary increases for fiscal 2020. Salary reviews are based on various factors, including an assessment of individual performance and responsibilities, our prior year performance, contractual obligations, and overall competitiveness of compensation.

Base Salaries at Fiscal 2020 Year-End
Ernie Herrman	$1,600,000
Scott Goldenberg	$ 976,000
Carol Meyrowitz	$1,040,000
Richard Sherr	$1,120,000
Kenneth Canestrari	$ 900,000

2020 Proxy Statement    35

Annual Cash Incentives: Management Incentive Plan (MIP)

The objective of the annual cash incentive awards made under our MIP is to motivate our NEOs and other key Associates to achieve or exceed fiscal year performance targets set in advance by the ECC.

Key Features of MIP:

•	Broad-based program that extends throughout our global organization, emphasizing team-based execution of our business strategies

•	Performance tied to objective annual business goals and results approved by the ECC

•	No discretionary increases for fiscal 2020 MIP payments to our NEOs

•	Maximum payout limits apply to all awards (no more than 200% of each award opportunity for fiscal 2020)

Performance goals and results for fiscal 2020: For fiscal 2020, the ECC determined that adjusted annual pre-tax income (referred to as Pre-tax Income for MIP) and adjusted total annual sales (referred to as Total Sales for MIP) would be appropriate and effective performance measures for our NEOs’ MIP awards.

•

Pre-tax Income for MIP is weighted at 80% of the total payout opportunity for our NEOs and is considered to be an effective measure to motivate, focus, and reward operational performance across the Company, particularly for our management.

•

Total Sales for MIP is weighted at 20% of the total payout opportunity for our NEOs and is capped so that the total sales-based payout cannot exceed the payout percentage earned under the pre-tax income goal, thereby maintaining our emphasis on profitable sales.

Our NEOs’ fiscal 2020 MIP award opportunities were based on the aggregate of all divisional MIP goals, which we refer to as the corporate goals. As a result of the process described above in the Incentive plan goal setting section, for fiscal 2020 the ECC established a Pre-tax Income for MIP target and a Total Sales for MIP target that, in each case, was at or above the target and actual results under MIP for fiscal 2019.

Our NEO’s fiscal 2020 MIP performance levels and corresponding payout percentages are shown below, including the performance targets, thresholds (the level of performance at or below which no payout would be made), and maximums (the level at or above which the award payout would be the maximum under the award terms). After the end of fiscal 2020, our actual performance was measured against the performance target and MIP performance results were approved by the ECC.

Fiscal 2020 MIP Goals and Results1

(Pre-Tax Income for MIP and Total Sales for MIP in 000s)

	Threshold	Target	Maximum	Actual
Pre-tax Income for MIP (80%)	$4,145,240	$4,760,383	$5,168,033	$4,934,768
Percentage of target	87.1%	100%	108.6%	103.66%
Payout opportunity (as a % of target)	0%	100%	200%	142.78%
Total Sales for MIP (20%)[2]	$39,149,469	$41,209,859	$42,926,850	$41,795,008
Percentage of target	95.0%	100%	104.2%	101.42%
Payout opportunity (as a % of target)[2]	0%	100%	200%	134.08%
			Total Payout	141.04%

1 Our Fiscal 2020 corporate MIP goals for all NEOs consisted of adjusted annual pre-tax income and sales goals for all TJX divisions, which included all of our businesses. Under the terms pre-established by the ECC, MIP performance goals and results were adjusted to reflect pre-established currency exchange rates (for translation of foreign income, intercompany charges and intra-division charges) and, in the case of pre-tax income, to exclude capitalized inventory costs, interest income and expense, and mark-to-market impact of inventory derivatives, as applicable. Payout levels are interpolated on straight-line bases for performance between threshold and target or between target and maximum, as applicable.

2 Total Sales for MIP payout percentage is capped at the Pre-tax Income for MIP payout percentage.

36    The TJX Companies, Inc.

Award opportunities and payouts: Each MIP award has a target award opportunity, expressed as a percentage of the individual’s base salary earned during the fiscal year. The ECC approved these individual award opportunities at the beginning of fiscal 2020 based on a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, individual responsibilities, and contractual obligations. Each NEO’s fiscal 2020 target MIP opportunity as a percentage of base salary did not increase over fiscal 2019. The fiscal 2020 MIP award earned by each NEO was determined by applying the corporate MIP payout percentage of 141.04% to the individual’s target award opportunity, as shown below.

Fiscal 2020 MIP Opportunities and Payouts

	Target (as a % of Base Salary)	Target[1] (as a $ amount)	Actual Amount Earned
Ernie Herrman	150%	$2,400,002	$3,384,962
Scott Goldenberg	55%	$ 535,481	$ 755,242
Carol Meyrowitz	150%	$1,560,000	$2,200,224
Richard Sherr	55%	$ 611,770	$ 862,841
Kenneth Canestrari	50%	$ 446,923	$ 630,341

[1] Target amount based on actual salary earned during fiscal 2020.

Long-Term Incentives

One of the key objectives of our long-term incentive program is to strengthen the retention and stability of our leadership team, which has been a critical factor for the success of TJX. We use a mix of long-term vehicles to incentivize our executives, foster teamwork to drive execution of our business goals, and align the interests of our executives with the interests of our shareholders. Our fiscal 2020 long-term incentive program for our NEOs consisted of PSUs, RSUs and LRPIP and was heavily weighted toward objective performance-based compensation:

•	80% of the total target long-term incentive value (PSUs and LRPIP) was tied to objective financial performance metrics.

•	20% of the total target long-term incentive value consisted of RSUs with service-based vesting conditions.

LONG-TERM EQUITY INCENTIVES

Key Features of Fiscal 2020 Equity Grants:

•	All equity awards are subject to individual award limits under our Stock Incentive Plan (SIP)

•	No one-time equity grants were made to our NEOs

•	All equity grants are “double-trigger” (no automatic full acceleration upon a change of control)

•	All PSU grants have three-year performance vesting conditions and all RSU grants have three-year service conditions for full vesting

Equity awards under our SIP are generally granted at our regularly scheduled ECC meetings, held at approximately the same times each year.

2020 Proxy Statement    37

Performance Share Units (PSUs) and Restricted Stock Units (RSUs)

Fiscal 2020 PSUs. For fiscal 2020, PSUs made up the largest portion of target long-term incentives for our NEOs. PSUs granted in fiscal 2020 will be earned based on the achievement of EPS compound annual growth rate (CAGR) goals measured at the end of a three-year performance cycle (fiscal 2020-2022). The PSUs will also be subject to a downward ROIC modifier, which means that if the Company does not achieve its ROIC goals, award payouts would be adjusted downward by 20%.

Step 1		Step 2
Level of EPS Performance [1]	Payout as a Percentage of Target [2]	ROIC Performance Modifier
Below Threshold <87% of target	0%	Below Target Range: Reduce by 20%
Threshold 87% of target	25%
Target 100%	100%	At or Above Target Range: No Modification
Maximum >130% of target	200%

[1]	Performance level expressed as a percent of target based on EPS at the end of the fiscal 2020-2022 performance period, which corresponds to the target EPS CAGR goal for the period.

[2]	Before ROIC modifier. Payout levels based on EPS performance will be interpolated on straight-line bases for performance between threshold and target or between target and maximum, as applicable.

The EPS growth target goal for fiscal 2020-2022 is aligned with our long range business plan and reflects meaningful growth over the three-year period. The threshold level reflects the minimum level of growth during the three-year period for any payout, and the maximum level is intended to be a significant stretch goal for the period. The ROIC modifier is intended to ensure that a full payout based on EPS results would be made only if we also generate meaningful capital returns over the three-year period. Consistent with our past disclosure practice, we plan to provide additional detail about the fiscal 2020-2022 performance goals once the performance cycle is complete.

Fiscal 2020 RSUs. NEOs were awarded RSUs in fiscal 2020 that are generally scheduled to vest in full three years from the grant date. NEOs who have satisfied special service retirement eligibility criteria are eligible for partial vesting of RSUs based on full years completed in the service period, as discussed under Potential Payments upon Termination or Change of Control. RSUs are intended to maintain an appropriate degree of stability and retention within the program and support our management continuity and succession planning, which is a longstanding, key component of our leadership strategy.

Fiscal 2020 PSUs and RSUs

In April 2019, the ECC granted PSUs and RSUs to our NEOs, with the size of each award determined based on factors that included the executive’s responsibilities, the potential value of each grant, contractual obligations, and an assessment of the overall competitiveness and mix of our executive compensation. The grant date fair value of fiscal 2020 PSUs and RSUs for our NEOs did not increase (other than changes due to rounding) over fiscal 2019.

	Number of PSUs at Target	Number of RSUs	Total Grant Date Fair Value*
Ernie Herrman	138,937	42,098	$9,632,872
Scott Goldenberg	51,946	15,336	$3,580,075
Carol Meyrowitz	71,416	22,553	$5,000,090
Richard Sherr	51,870	16,238	$3,624,027
Kenneth Canestrari	39,937	11,859	$2,756,065

* Reflects the aggregate grant date fair value of April 2019 PSU and RSU awards as determined for financial reporting purposes. Stock awards are valued based on the closing price of our common stock on the NYSE on the grant date ($53.21). The underlying valuation assumptions for equity awards are further discussed in Note H to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2020.

38    The TJX Companies, Inc.

Previously Granted Performance-Based Stock Awards (PBSAs)

Each of our NEOs held PBSAs granted in March 2017 with performance-based vesting criteria that were satisfied based on a fiscal 2018-2020 LRPIP performance payout of 102.82%, as described further below. The performance vesting criteria for the fiscal 2018-2020 LRPIP-based PBSAs required achievement of at least 87% of the targeted cumulative pre-tax income performance under LRPIP for full vesting and achievement of at least 60% of the targeted cumulative pre-tax income performance under LRPIP for partial vesting. In comparison to our PSUs, which have more performance sensitivity and a wider range of potential pay outcomes, the PBSAs were historically designed to serve as a vehicle for stability and retention and not solely as a performance incentive. New PBSA grants were eliminated from the executive compensation program as part of the changes made by the ECC starting in fiscal 2019.

LONG-TERM CASH INCENTIVES

Long Range Performance Incentive Plan (LRPIP) LRPIP awards are designed to motivate our NEOs and other key Associates to achieve or exceed long-term financial goals, as well as to foster teamwork and collaboration across the Company and promote retention. Our LRPIP awards have overlapping three-year cycles, with a new cycle starting each fiscal year.

Key Features of LRPIP:

•	Broad-based program that extends throughout our global organization, emphasizing team-based execution of our company-wide business strategies over a longer time horizon

•	Performance tied to objective long-term business goals and results approved by the ECC

•	No discretionary increases for fiscal 2018-2020 LRPIP payments to our NEOs

•	Maximum payout limits apply to all awards (no more than 200% of each award opportunity for the fiscal 2018-2020 cycle)

Fiscal 2018-2020 LRPIP – Completed Cycle

Performance conditions: LRPIP goals and awards for the fiscal 2018-2020 cycle were established by the ECC during fiscal 2018. LRPIP goals are generally intended to reflect the Company’s longer-term strategic planning, as described above in the Incentive plan goal setting section. The ECC determined that a cumulative three-year adjusted pre-tax income measure further detailed in the table below (referred to as Pre-tax Income for LRPIP), was an appropriate and effective metric to motivate, focus, and reward operational performance across the Company over a longer time horizon, and that using a goal based on aggregate targets for all divisions would promote our team-based approach to achieving our long-term goals.

Performance results for the fiscal 2018-2020 cycle: After the end of fiscal 2020, LRPIP performance results for this cycle were approved by the ECC.

Fiscal 2018-2020 LRPIP Goals and Results1

(Pre-Tax Income for LRPIP in 000s)

	Threshold	Target	Maximum	Actual
Pre-tax Income for LRPIP	$8,260,212	$13,766,562	$19,272,911	$13,921,637
Percentage of target	60%	100%	140%	101.13%
Payout opportunity (as a % of target)	0%	100%	200%	102.82%

[1] Fiscal 2018-2020 LRPIP performance was measured by an aggregate adjusted pre-tax income goal for all divisions for the three-year period. Under the terms pre-established by the ECC at the beginning of fiscal 2018 for the fiscal 2018-2020 LRPIP cycle, LRPIP performance goals and results were adjusted to reflect pre-established currency exchange rates (for translation of foreign income, intercompany charges and intra-division charges) and to exclude capitalized inventory costs, interest income and expense, and mark-to-market impact of inventory derivatives, as applicable. Payout levels are interpolated on straight-line bases for performance between threshold and target or between target and maximum, as applicable.

2020 Proxy Statement    39

Award opportunities and payouts: At the beginning of the fiscal 2018-2020 cycle, the ECC approved individual LRPIP award opportunities based on a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, contractual obligations, and individual responsibilities at the time of the grant. The actual LRPIP award earned for each individual is the target opportunity for the cycle multiplied by the total payout percentage of 102.82%, as shown below.

Fiscal 2018-2020 LRPIP Opportunities and Payouts

	Fiscal 2018-2020 Target Opportunities	Fiscal 2018-2020 LRPIP Actual Award Earned
Ernie Herrman	$1,600,000	$1,645,120
Scott Goldenberg	$ 500,000	$ 514,100
Carol Meyrowitz	$1,040,000	$1,069,328
Richard Sherr	$ 700,000	$ 719,740
Kenneth Canestrari	$ 400,000	$ 411,280

Fiscal 2020-2022 LRPIP – New Cycle

At the beginning of fiscal 2020, the ECC established the new LRPIP target award opportunities for the fiscal 2020-2022 cycle for our NEOs, which did not increase as compared to the prior LRPIP cycle (fiscal 2019-2021). These opportunities were set after consideration of a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, contractual obligations, and individual responsibilities at the time of the grant and are as follows:

Fiscal 2020-2022 LRPIP Target Opportunities
Ernie Herrman	$1,600,000
Scott Goldenberg	$ 500,000
Carol Meyrowitz	$1,040,000
Richard Sherr	$ 700,000
Kenneth Canestrari	$ 400,000

As part of the long-term goal-setting process described above, the ECC also established the LRPIP Pre-tax Income target for fiscal years 2020 through 2022 (based on aggregate targets for all divisions), payout formulas, and a maximum LRPIP payout percentage of 200%. The minimum (threshold) level for any payout is 60% of the performance target and the maximum payout level is achieved if performance is at or above 140% of the performance target.

Consistent with our past disclosure practice, we plan to provide additional detail about the performance goals for this cycle, which are based on business targets through fiscal 2022, once the performance cycle is complete.

40    The TJX Companies, Inc.

OTHER COMPENSATION PRACTICES AND CONSIDERATIONS

RETIREMENT BENEFITS

All of our NEOs are eligible to participate in our 401(k) plan and also participate in our broad-based pension plan under which benefits are accrued based on compensation and service. We also maintain a Supplemental Executive Retirement Plan (SERP). Ms. Meyrowitz is a vested participant in our primary SERP benefit program, a nonqualified pension benefit based on final average earnings. We have not offered primary SERP benefits to new participants for many years. Mr. Herrman, Mr. Goldenberg, Mr. Sherr, and Mr. Canestrari participate in our alternative SERP benefit program, which is intended to restore pension benefits that would otherwise not be available due to Internal Revenue Code restrictions. Long-term incentives are not included in defined benefit pension calculations, and we do not have a policy of granting extra years of credited service for purposes of our pension plans. These programs are discussed under Pension Benefits.

DEFERRED COMPENSATION

During fiscal 2020, our NEOs could defer compensation under our Executive Savings Plan (ESP), an elective deferred compensation plan, intended to help us compete for and retain talent by providing participants with additional opportunities for personal financial planning and by encouraging executive retention and rewarding company performance. Our NEOs, other than those eligible for our primary SERP benefit, were eligible to receive employer matching and supplemental credits under ESP based in part on our performance under our MIP. Mr. Herrman, Mr. Goldenberg, Mr. Sherr, and Mr. Canestrari received ESP employer credits during fiscal 2020. Ms. Meyrowitz has amounts previously deferred under our General Deferred Compensation Plan (GDCP), now closed to new deferrals, which earn notional interest at an annually adjusted rate based on U.S. Treasury securities. These deferred compensation plans for NEOs are discussed with the compensation tables under Nonqualified Deferred Compensation Plans. Company-provided amounts under these programs are included in the Summary Compensation Table below as All Other Compensation and detailed in footnote 5 to that table.

PERQUISITES AND OTHER BENEFITS

We provide limited perquisites and other personal benefits to our NEOs, which are reviewed every year by the ECC. These benefits consist generally of automobile allowances, reimbursement for legal, financial and tax planning services, and payment of management life insurance premiums, none of which is grossed up for taxes. The amounts are included in the Summary Compensation Table below as All Other Compensation and detailed in footnote 5 to that table.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

We have stock ownership guidelines that apply to all of our executive officers. Under these guidelines, our CEO and our Executive Chairman are expected to attain stock ownership with a fair market value equal to at least six times annual base compensation. Our Chief Financial Officer and each Senior Executive Vice President are expected to attain stock ownership with a fair market value of at least three times annual base compensation. At age 62, these ownership guidelines are reduced by fifty percent. Executives are expected to make steady progress toward the ownership guidelines and to attain them within five years of their hire or promotion date. Executives who have not attained the requisite ownership level are expected to retain at least 50% of the net value of shares of stock received upon or following vesting of stock awards and exercise of stock options (net of income taxes and, if applicable, exercise price). Our stock ownership guidelines are designed to align our executives’ interests with those of our shareholders and to encourage a long-term focus. As of April 13, 2020, each of our executive officers was in compliance with our stock ownership guidelines and policies.

HEDGING AND PLEDGING PROHIBITIONS

Our policies prohibit our executive officers from engaging in pledging or hedging transactions with respect to TJX stock. See Codes of Conduct and Ethics and Other Policies on p. 14, above, for more information on this policy.

2020 Proxy Statement    41

EMPLOYMENT AGREEMENTS

The ECC has reviewed and approved, after consultation with Pearl Meyer, individual employment agreements for our NEOs that set certain terms of employment, including compensation, benefits, and termination and change of control provisions discussed under Severance, Retirement, and Change of Control Provisions. We believe that these employment agreements and related plans help retain our executives and support our succession planning process. The ECC takes the terms of these agreements into account when approving compensation for our NEOs.

Each of our NEO employment agreements has a three-year term. The existing three-year agreements with Mr. Herrman and Ms. Meyrowitz, unless terminated earlier in accordance with their terms, continue until January 29, 2022. The existing three-year agreements with Mr. Goldenberg, Mr. Sherr, and Mr. Canestrari, unless terminated earlier in accordance with their terms, continue until January 30, 2021.

The agreements with our NEOs establish a minimum level of base salary and provide for participation in the SIP, MIP, and LRPIP, at levels commensurate with the executive’s position and responsibilities and subject to terms established by the ECC, and also entitle the executives to participate in TJX’s fringe benefit and deferred compensation plans, including, in the case of Mr. Herrman and Ms. Meyrowitz, an automobile allowance and reimbursement of reasonable legal and financial advisor fees and costs incurred in negotiating the agreement. Mr. Herrman’s and Ms. Meyrowitz’s agreements also provide for minimum MIP and LRPIP target award levels during the term of the agreements. Mr. Herrman’s agreement provides for a specified company match under our ESP. Ms. Meyrowitz’s agreement provides for annual stock awards with a total grant date value of $5 million, consisting of PSUs with a three-year performance vesting period and RSUs.

EXECUTIVE CHAIRMAN COMPENSATION

The ECC recognizes that the role of executive chairman varies across companies. In establishing compensation for Ms. Meyrowitz, our Executive Chairman, the ECC was advised by Pearl Meyer and evaluated other Fortune 200 companies with executive chairman positions and took into account the degree of active involvement that Ms. Meyrowitz has as part of the management team at TJX relative to other executive chairman roles that may be more limited or transitional in nature. Ms. Meyrowitz is an active and integral member of the executive management team in addition to serving as Chairman of the Board. In her role as Executive Chairman, she serves as a key resource in the areas of merchandising, marketing, and internal training, and provides support to our CEO, CFO, and other members of senior management, with an emphasis on strategic initiatives and long-term company strategy. Our Board believes strongly that Ms. Meyrowitz, who has wide ranging, in-depth knowledge of our business and the retail industry overall, continues to play a critical role as a senior executive at TJX in addition to providing effective leadership to the Board. During fiscal 2019, the ECC reviewed additional market information and advice from Pearl Meyer in connection with the employment agreement with Ms. Meyrowitz that became effective at the start of fiscal 2020 and determined that compensation for Ms. Meyrowitz continues to be reasonable and appropriate in light of her ongoing responsibilities and contributions to TJX.

SEVERANCE, RETIREMENT, AND CHANGE OF CONTROL PROVISIONS

We provide benefits to our executive officers in connection with certain terminations of employment, and in connection with a change of control of TJX, under the terms of our employment agreements and plans. Each NEO has agreed to post-employment non-competition, non-solicitation and other covenants intended to protect our business. Each of our NEOs has entered into participation agreements under our Executive Severance Plan (Severance Plan). The Severance Plan provides for payments and benefits upon a qualifying termination of employment (other than in connection with a change of control of TJX) and includes restrictive covenants and other conditions. The terms of certain of our long-term incentive awards under our SIP and LRPIP include special retirement vesting provisions for our NEOs and other participants, as discussed with the compensation tables below. Change of control benefits continue to be provided to our NEOs under the terms of their employment agreements.

We believe that severance, retirement, and change of control protections assist in attracting and retaining high quality executives, in our succession planning, and in keeping our executives focused on their responsibilities during any

42    The TJX Companies, Inc.

period in which a change of control may be contemplated or pending and that, more generally, it is important to define the relative obligations of TJX and our NEOs, including obtaining protection against competition and solicitation. We seek to achieve these objectives in a manner consistent with our other compensation objectives described above, taking into account contractual obligations, applicable law and current market practice, among other considerations. These provisions are described in more detail under Potential Payments upon Termination or Change of Control.

POLICIES ON CLAWBACK, FORFEITURE AND RECOVERY OF COMPENSATION

Our clawback policy provides that, in the event of a material restatement of financial results, the Board or a Board committee will evaluate the circumstances and may, in its discretion, recover from any current or former executive officer the portion of incentive compensation that was received by or vested in the executive officer during the three-year period prior to the determination that a restatement was required and that would not have been earned had performance been measured on the basis of the restated results. Our clawback policy was expanded in fiscal 2019 after the ECC considered shareholder perspectives, our peer group and market practice, proxy advisor guidelines, proposed regulations and other legal considerations, as well as cultural factors and risk considerations specific to TJX. The expanded policy no longer requires a Board determination that the executive officer engage in fraudulent or illegal conduct and instead provides the Board or a Board committee with the discretion to recover compensation in the event of a material restatement of financial results whether or not the executive officer is individually “at fault.”

Outside of our clawback policy, we also consider other potential recourse mechanisms as part of our approach to executive compensation. In addition to potential legal remedies and disciplinary or other employment actions that may be available to the Company, NEO compensation may be subject to forfeiture, recovery, or adjustment in a variety of circumstances under our other policies, plans and agreements, including forfeiture of compensation if an NEO’s employment is terminated for “cause” under the terms of our NEO employment agreements, which includes, among other things, willful misconduct that violates company policy (including company policies regarding harassment) and is materially harmful to the reputation or business of the Company; forfeiture and recovery of compensation in the event an NEO breaches applicable restrictive covenants; and potential downward adjustments by the ECC to pay opportunities or incentive plan payouts.

ANNUAL COMPENSATION RISK ASSESSMENT

As discussed in Compensation Program Risk Assessment on p. 14, we consider our compensation policies and practices, including our executive compensation program, as part of our annual enterprise risk assessment process. The ECC considers, among other things, what risks could be created or encouraged by our executive compensation plans and arrangements and how those potential risks are monitored, mitigated, and managed. In fiscal 2020, the ECC determined that our overall compensation policies and practices do not give rise to risks that are reasonably likely to have a material adverse effect on TJX.

TAX AND ACCOUNTING CONSIDERATIONS

As a result of federal tax legislation enacted in December 2017, compensation paid to certain covered executive officers in excess of $1 million will not generally be deductible unless it qualifies for transition relief applicable to certain arrangements and awards in place as of November 2, 2017 that are not materially modified after such date. Accordingly, the ECC anticipates that compensation paid to NEOs in excess of $1 million will generally not be deductible by the Company. The ECC believes that shareholder interests are best served if the ECC continues to retain flexibility and discretion to approve and amend compensation arrangements to support our corporate objectives, even if an arrangement does not qualify for full or partial tax deductibility and even if an amendment results in a loss or limitation of tax deductibility.

2020 Proxy Statement    43

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the fiscal year ended February 1, 2020.

Executive Compensation Committee

Alan M. Bennett, Chairman

Rosemary T. Berkery

Jackwyn L. Nemerov

Willow B. Shire

44    The TJX Companies, Inc.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation for our principal executive officer, our principal financial officer and our three other most highly paid executive officers during fiscal 2020 (collectively, our named executive officers (NEOs)):

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compen- sation(5)	Total

Ernie Herrman	2020	$ 1,600,001	—	$ 9,632,872	—	$ 5,030,082	$ 2,205,544	$ 615,177	$ 19,083,676
Chief Executive Officer and President	2019	1,600,001	—	9,632,857	—	5,567,597	409,260	1,613,055	18,822,770
	2018	1,619,232	—	9,000,001	$618,910	3,069,753	1,286,199	1,286,076	16,880,171

Scott Goldenberg	2020	973,601	—	3,580,075	—	1,269,342	560,409	289,016	6,672,443
SEVP, Chief Financial Officer	2019	931,156	—	3,579,297	—	1,390,128	253,255	276,116	6,429,952
	2018	905,770	—	3,068,400	279,813	962,645	483,738	133,767	5,834,133

Carol Meyrowitz	2020	1,040,000	—	5,000,090	—	3,269,552	1,142,514	43,350	10,495,506
Executive Chairman	2019	1,040,000	—	5,000,065	—	3,629,064	1,519,967	71,981	11,261,077
	2018	1,053,846	—	5,000,035	—	3,040,563	4,217,594	43,190	13,355,228

Richard Sherr	2020	1,112,310	—	3,624,027	—	1,582,581	953,498	323,883	7,596,299
SEVP, Group President	2019	1,067,309	—	3,623,261	—	1,508,775	234,763	310,932	6,745,040
	2018	1,070,195	—	3,068,400	322,773	1,027,233	563,104	150,210	6,201,915

Kenneth Canestrari	2020	893,847	—	2,756,065	—	1,041,621	644,965	266,800	5,603,298
SEVP, Group President	2019	855,290	—	2,755,996	—	1,140,521	135,115	257,167	5,144,089

(1)

Reflects salary earned during the fiscal year, including any salary adjustments made during the fiscal year. Includes amounts that have been deferred under the ESP, if applicable. Fiscal 2018 was a 53-week year.

(2)

Reflects the aggregate grant date fair value of stock and option awards, determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. Stock awards are valued based on the closing price of our common stock on the NYSE on the grant date. The grant date fair value of PSUs is reported based on the probable outcome of the performance conditions (target) on the grant date. Assuming performance at the maximum (200%) payout level, the value of PSUs granted in fiscal 2020 was: Mr. Herrman, $14,785,676; Mr. Goldenberg, $5,528,093; Ms. Meyrowitz, $7,600,091; Mr. Sherr, $5,520,005; and Mr. Canestrari, $4,250,096. Option awards are valued using the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards granted during fiscal 2020 are further discussed in Note H to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2020. All share and share-based numbers in this table (and subsequent tables) reflect the two-for-one stock split effected on November 6, 2018.

(3)

Reflects amounts earned under both MIP and LRPIP. For fiscal 2020, MIP amounts were: Mr. Herrman, $3,384,962; Mr. Goldenberg, $755,242; Ms. Meyrowitz, $2,200,224; Mr. Sherr, $862,841; and Mr. Canestrari, $630,341. For the fiscal 2018-2020 LRPIP cycle, the amounts were: Mr. Herrman, $1,645,120; Mr. Goldenberg, $514,100; Ms. Meyrowitz, $1,069,328; Mr. Sherr, $719,740; and Mr. Canestrari, $411,280. Fiscal 2020 amounts earned were paid in calendar 2020 following the ECC’s approval of performance results.

(4)

Reflects the change in the actuarial present value of accumulated benefit obligations under our broad-based pension plan and our SERP. Under SEC rules, these pension values reflect actuarial assumptions described under Pension Benefits, below. For fiscal 2020, the change in pension values over fiscal 2019 for each NEO (other than Ms. Meyrowitz) was primarily driven by lower interest rate assumptions (due to the low interest rate environment at the end of fiscal 2020). The benefit formulas under our pension plan and our SERP did not change in fiscal 2020. Refer to Pension Benefits, below, for more information. Our NEOs did not receive above-market or preferential earnings on non-tax qualified deferred compensation.

2020 Proxy Statement    45

(5)

The table below provides additional details about the amounts listed under All Other Compensation for fiscal 2020. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company.

Name	Automobile Benefit	Reimbursement for Financial Planning Services	Employer Contributions or Credits Under Savings Plans(a)	Company Paid Amounts for Life Insurance(b)	Total All Other Compensation

Ernie Herrman	$ 35,904	$ 1,500	$ 576,732	$ 1,041	$ 615,177

Scott Goldenberg	35,904	1,500	250,571	1,041	289,016

Carol Meyrowitz	35,904	1,500	4,905	1,041	43,350

Richard Sherr	35,904	1,500	285,438	1,041	323,883

Kenneth Canestrari	35,904	—	229,855	1,041	266,800

(a)

Reflects matching contributions under our 401(k) plan for each NEO and matching and supplemental company credits under our ESP for each NEO (other than Ms. Meyrowitz). More information about ESP company credits can be found above in the Deferred Compensation section of the CD&A and under Nonqualified Deferred Compensation Plans below.

(b)	Reflects company-paid amounts under our U.S. management life insurance program.

Our NEOs were entitled under their employment agreements to participate in the SIP, MIP, and LRPIP and during fiscal 2020 received cash incentives and equity incentives only pursuant to these plans. The employment agreements with Ms. Meyrowitz and Mr. Herrman provide for target award opportunities of at least 150% of their respective base salaries for MIP and at least 100% of their respective base salaries for LRPIP, payment of reasonable fees of legal and financial advisors incurred in negotiating their agreements, and an automobile allowance commensurate with their positions. The employment agreement with Ms. Meyrowitz provides for annual stock awards during the term of her agreement with a total grant date value of $5 million, consisting of PSUs with a three-year performance vesting period and RSUs, as described in the CD&A on p. 42. The employment agreement with Mr. Herrman provides for a specified company match under the ESP.

All of our NEOs were eligible to participate in our tax-qualified defined benefit plan and were eligible to make deferrals to our 401(k) plan and our ESP for fiscal 2020. All of our NEOs except Ms. Meyrowitz received company credits under the ESP and were eligible to participate in our alternative SERP benefit for fiscal 2020. Ms. Meyrowitz participated in our primary SERP benefit. Our NEOs were also entitled to receive an automobile benefit and to participate in fringe benefit plans and programs made available to executives generally.

46    The TJX Companies, Inc.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2020

The following table reports potential payouts under our cash incentive plans and all other stock awards that were granted during fiscal 2020 to our NEOs:

Name and Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Under- lying Options(#)	Exercise or Base Price of Option Awards($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold	Target	Maximum	Threshold	Target	Maximum

Ernie Herrman

MIP(3)		—	$2,400,002	$4,800,003

LRPIP(4)		—	1,600,000	3,200,000

PSUs(5)	4/1/19				34,735	138,937	277,874				$7,392,838

RSUs(6)	4/1/19							42,098			2,240,035

Scott Goldenberg

MIP(3)		—	535,481	1,070,961

LRPIP(4)		—	500,000	1,000,000

PSUs(5)	4/1/19				12,987	51,946	103,892				2,764,047

RSUs(6)	4/1/19							15,336			816,029

Carol Meyrowitz

MIP(3)		—	1,560,000	3,120,000

LRPIP(4)		—	1,040,000	2,080,000

PSUs(5)	4/1/19				17,854	71,416	142,832				3,800,045

RSUs(6)	4/1/19							22,553			1,200,045

Richard Sherr

MIP(3)		—	611,770	1,223,541

LRPIP(4)		—	700,000	1,400,000

PSUs(5)	4/1/19				12,968	51,870	103,740				2,760,003

RSUs(6)	4/1/19							16,238			864,024

Kenneth Canestrari

MIP(3)		—	446,923	893,847

LRPIP(4)		—	400,000	800,000

PSUs(5)	4/1/19				9,985	39,937	79,874				2,125,048

RSUs(6)	4/1/19							11,859			631,017

(1)	Non-Equity Incentive Plan amounts above reflect short-term cash incentives granted under our MIP and long-term cash incentives granted under LRPIP. Our MIP and LRPIP are discussed above in the CD&A.

(2)

Reflects the grant date fair value of PSU and RSU awards. PSUs and RSUs are valued based on the closing price of our common stock on the NYSE on the grant date, $53.21. The grant date fair value of PSUs is reported based on the probable outcome of the performance conditions (target) on the grant date, and the grant date fair value of RSUs is based on the number of RSUs subject to the award. The underlying valuation assumptions for equity awards are further discussed in Note H to our consolidated financial statements filed with our Annual Report on Form 10-K for fiscal 2020. See note (2) to the Summary Compensation Table above.

(3)	Reflects award opportunities under the fiscal 2020 MIP. Actual amounts earned under the fiscal 2020 MIP awards are discussed in the CD&A and footnote 3 to the Summary Compensation Table.

(4)	Reflects award opportunities under the fiscal 2020-2022 LRPIP cycle discussed on p. 40 in the CD&A.

(5)	Reflects PSUs granted under the SIP discussed on p. 38 in the CD&A.

(6)	Reflects RSUs granted under the SIP discussed on p. 38 in the CD&A.

2020 Proxy Statement    47

In fiscal 2020, we granted all equity incentives, including PSUs and RSUs, under the SIP. The PSUs have both service-based and performance-based vesting conditions. For PSUs granted to our NEOs in fiscal 2020, the service-based conditions are satisfied by continuous employment through one or more specified dates or in the event of certain terminations of employment (as described below) and the performance-based conditions are tied to achievement of EPS Growth and ROIC targets for the fiscal 2020-2022 cycle, as described in the CD&A on p. 38. The entire unvested award is forfeited if achievement is below the threshold performance vesting level. When shares of stock are vested and delivered under a PSU award, the participant is entitled to any dividend equivalents credited during the restricted period.

The RSUs have service-based vesting conditions. For RSU awards granted to our NEOs in fiscal 2020, the service-based conditions are satisfied by continuous employment through April 10, 2022 or in the event of certain terminations of employment (as described below). When shares of stock are vested and delivered under an RSU award, the participant is entitled to any dividend equivalents credited during the restricted period.

48    The TJX Companies, Inc.

OUTSTANDING EQUITY AWARDS AT FISCAL 2020 YEAR-END

The following table provides information on outstanding option and stock awards held as of February 1, 2020 by our NEOs:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underling Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards:	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)	Equity Incentive Plan Awards:
			Number of Securities Underlying Unexercised Unearned Options(#)					Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(4)

Ernie Herrman
	88,460	—	—	$ 29.85	9/10/24
	72,800	—	—	36.27	9/17/25
	84,340	—	—	37.52	9/15/26
	57,628	28,812	—	36.61	9/14/27
						451,482	$26,655,497	637,054	$37,611,668

Scott Goldenberg
	—	13,026	—	36.61	9/14/27
						114,869	6,781,866	238,192	14,062,856

Carol Meyrowitz
						181,673	10,725,974	327,456	19,333,002

Richard Sherr
	—	15,026	—	36.61	9/14/27
						116,945	6,904,433	237,796	14,039,476

Kenneth Canestrari
	39,440	—	—	36.27	9/17/25
	38,120	—	—	37.52	9/15/26
	26,054	13,026	—	36.61	9/14/27
						87,189	5,147,639	183,114	10,811,051

(1)

All option awards have a maximum term of ten years from the grant date and vest in equal annual installments over three years, beginning on the first anniversary of the grant date, and upon certain employment terminations. In the event an NEO’s employment is terminated by reason of death, disability, or retirement at or after age 65 with five or more years of service, vested options generally remain exercisable for up to five years following termination, unless the option terminates on an earlier date pursuant to its terms. Following a special service retirement (as discussed below under Potential Payments upon Termination or Change of Control), vested options generally remain exercisable for five years following termination and unvested options continue to vest for the three-year period following retirement on the same basis as if the NEO had not retired and generally remain exercisable for five years following retirement, unless the option terminates on an earlier date pursuant to its terms. In the event of any other termination, vested options for our NEOs generally remain exercisable for up to six months following termination (as specified under the terms of the option), unless the option terminates on an earlier date pursuant to its terms. Option awards will vest upon a change of control if the options are not continued or assumed in the transaction or in the event of a qualifying termination of employment following the change of control.

(2)	Market values reflect the closing price of our common stock on the NYSE on January 31, 2020 (the last business day of fiscal 2020), which was $59.04.

2020 Proxy Statement    49

(3)

The stock awards in this column include outstanding RSUs with service-based vesting conditions, outstanding PBSAs with performance conditions that were satisfied at the end of fiscal 2020 based on fiscal 2018-2020 LRPIP results, and the unvested portion of the career shares award held by Mr. Herrman. The following table shows the scheduled vesting dates for these outstanding awards as of February 1, 2020:

Name	Category	Number of Unvested Shares/Units	Vesting Date

Ernie Herrman	PBSA	234,650	3/20/20

	RSU	54,416	4/10/21

	RSU	42,098	4/10/22

	Career Shares	20,054	Last day of fiscal 2021

	Career Shares	20,054	Last day of fiscal 2022

	Career Shares	20,054	Last day of fiscal 2023

	Career Shares	20,052	Last day of fiscal 2024

	Career Shares	20,052	Last day of fiscal 2025
	Career Shares	20,052	Last day of fiscal 2026

Scott Goldenberg	PBSA	80,000	3/20/20

	RSU	19,533	4/10/21
	RSU	15,336	4/10/22
Carol Meyrowitz	PBSA	130,362	3/20/20

	RSU	28,758	4/10/21
	RSU	22,553	4/10/22

Richard Sherr	PBSA	80,000	3/20/20
	RSU	20,707	4/10/21
	RSU	16,238	4/10/22

Kenneth Canestrari	PBSA	60,000	3/20/20

	RSU	15,330	4/10/21
	RSU	11,859	4/10/22

Service-based vesting conditions for RSUs will be satisfied by continued employment through the applicable vesting date. Service-based vesting conditions for PBSAs were satisfied as of the end of fiscal 2020. Mr. Herrman’s career shares award, a restricted stock unit award, was granted in fiscal 2016 in connection with his transition to Chief Executive Officer and included performance conditions that were previously satisfied. Service-based vesting conditions for the career shares award will be satisfied by Mr. Herrman’s continued employment through the applicable vesting date. The vested portion of Mr. Herrman’s career shares award is included in the Nonqualified Deferred Compensation Table below. Stock Awards are further described under Potential Payments upon Termination or Change of Control below, including circumstances in which stock awards may accelerate or be settled prior to the scheduled vesting date.

(4)

The stock awards in this column include PSUs granted in fiscal 2019 with fiscal 2019-2021 performance goals and PSUs granted in fiscal 2020 with fiscal 2020-2022 performance goals. The number of shares reported in this column assumes the maximum level of performance (payout at 200%), in accordance with SEC requirements. Actual payout for PSUs could range from 0% to 200% of the target award depending on performance results. Performance-based vesting conditions for PSUs granted in fiscal 2020 are discussed on p. 38 of the CD&A. PSUs are scheduled to vest on the date of ECC approval of the applicable performance results, which typically occurs in March or April after the end of the performance cycle. PSUs also have service-based vesting conditions that will be satisfied by continued employment through the last day of the three-year performance period. PSUs are further described under Potential Payments upon Termination or Change of Control below, including circumstances in which the vesting of PSUs may accelerate or continue following certain terminations of employment or a change of control of TJX.

50    The TJX Companies, Inc.

OPTION EXERCISES AND STOCK AWARDS VESTED DURING FISCAL 2020

The following table provides information relating to option exercises and stock award vesting for our NEOs during fiscal 2020:

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)

Ernie Herrman	145,384	$ 3,826,827	249,004	$ 13,420,965

Scott Goldenberg	103,614	2,190,150	70,267	3,740,784

Carol Meyrowitz	339,212	11,258,072	127,590	6,791,834

Richard Sherr	74,540	1,387,182	80,283	4,273,848

Kenneth Canestrari	31,920	744,586	50,000	2,660,500

(1)	Represents the stock price on the NYSE at exercise minus the option exercise price multiplied by the number of shares acquired on exercise.

(2)

Represents the fair market value of the shares on the vesting date, calculated as the closing stock price on the NYSE on the vesting date (or the previous business day if vesting occurred during a weekend) multiplied by the number of shares vesting. For Mr. Herrman, this amount includes the portion of his career shares award (20,054 shares) that vested at the end of fiscal 2020 and for which delivery has been deferred as described below under Nonqualified Deferred Compensation Plans. For NEOs eligible for special service retirement, this amount includes the following shares withheld from RSU awards during fiscal 2020 to cover tax obligations in connection with retirement vesting: Mr. Goldenberg, 267 shares; Ms. Meyrowitz, 394 shares; and Mr. Sherr, 283 shares.

PENSION BENEFITS

In the U.S., we have a tax-qualified defined benefit plan, or Retirement Plan, and a nonqualified Supplemental Executive Retirement Plan, or SERP. We do not have a policy of granting extra years of credited service for purposes of these plans. Our Retirement Plan was closed to new hires as of February 1, 2006, although participants employed prior to that date continue to accrue benefits. We have not offered primary SERP benefits to any new participants in many years and do not currently intend to do so in the future, although we continue to offer an alternative SERP benefit to eligible participants whose Retirement Plan benefits are affected by certain limitations, as described below. The benefit formulas under our Retirement Plan and SERP, described below, did not change in fiscal 2020.

Under our Retirement Plan, participants accrue a benefit payable as an annuity at retirement. Once participation has commenced, after an initial one-year eligibility period, the amount accrued each year, expressed as a life annuity commencing at age 65, is 1% of eligible compensation (base salary and MIP awards) up to a periodically adjusted limit ($137,000 in calendar 2020 and $133,000 in calendar 2019) and 1.4% of eligible compensation in excess of that limit. For years of service in excess of 35, the accrual rate is 1% per year of eligible compensation. Compensation for any year in excess of another periodically adjusted limit, currently $280,000, is disregarded for these purposes. Eligible participants are also entitled to supplemental credits. Benefits under the Retirement Plan generally vest after five years of vesting service. A vested participant who retires or whose employment terminates prior to age 65 with at least ten years of vesting service may elect to receive a reduced annuity benefit commencing at age 55 or later. If the participant dies before commencing his or her benefit, a pre-retirement death benefit is payable to the participant’s surviving spouse.

Under our SERP, the primary benefit provides participants who retire at or after age 55 with at least ten years of service a benefit equal to the value of an annuity commencing at age 65 providing annual payments up to a maximum of 50% of the participant’s final average earnings, less other employer-provided retirement benefits and social security benefits. The primary SERP benefit is adjusted for interest for participants who retire after age 65. Ms. Meyrowitz is the only one of our NEOs eligible for a SERP primary benefit and has accrued the full benefit except for the interest adjustment noted above. In determining the primary SERP benefit at age 65, Ms. Meyrowitz was entitled to specified interest rate averaging assumptions under her employment agreement, and her final average earnings for purposes of SERP included base salary and MIP, but not LRPIP, and used the highest average of five

2020 Proxy Statement    51

years over the preceding ten years. The alternative SERP benefit provides participants whose Retirement Plan benefits are affected by Internal Revenue Code benefit limitations with the amount of the benefits lost by reason of those limitations. Participants who are eligible for the primary benefit are eligible to receive the alternative benefit in lieu of the primary benefit if it provides a greater benefit at the time of retirement or other termination of employment.

Benefits under SERP are payable following retirement or other termination of employment in installments or in certain other forms of actuarially equivalent value, including a lump sum. If the participant dies prior to retirement or other termination of employment, a pre-retirement death benefit is payable to the participant’s surviving spouse.

PENSION BENEFITS FOR FISCAL 2020

The following table provides information on pension benefits for our NEOs eligible for these benefits as of February 1, 2020. All of our NEOs are fully vested in their Retirement Plan and SERP benefits.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments Made During Last Fiscal Year

Ernie Herrman	Retirement Plan	30	$890,929	—

	SERP (Alternative)	30	6,890,075	—

Scott Goldenberg	Retirement Plan	27	961,778	—

	SERP (Alternative)	27	2,184,565	—

Carol Meyrowitz	Retirement Plan	33	1,148,361	—

	SERP (Primary)	20	38,837,884	—

Richard Sherr	Retirement Plan	27	979,817	—

	SERP (Alternative)	27	3,058,659	—

Kenneth Canestrari	Retirement Plan	26	701,530	—

	SERP (Alternative)	26	1,582,434	—

(1)

Participants in our Retirement Plan and our alternative SERP benefit program began to accrue credited service upon participation in the plans, generally after one year of service with TJX. Service credited for purposes of our primary SERP benefit is based on years of service with TJX but with a maximum of 20 years of service.

(2)

Under SEC rules, for purposes of calculating the present value of the accumulated pension benefits in the Pension Benefits table we assumed that each NEO commences his or her benefit at age 65 (or current age, if older than 65) and we used the same assumptions used and described in Note H to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2020, including a post-retirement mortality assumption based on the sex distinct PRI-2012 Tables projected generationally with Scale MP-2018 from 2012. For our SERP, consistent with the assumptions used to determine the values in our Annual Report on Form 10-K for fiscal 2020, the present value of accumulated benefits assumes payment forms consistent with executive elections and has been converted to the applicable payment forms using IRS-prescribed mortality assumptions and an interest rate of 2.32% for the primary SERP benefit and 2.60% for the alternative SERP benefit. Actual amounts payable to our NEOs under our Retirement Plan and SERP would be determined based on the governing terms (including actuarial assumptions and form and timing of benefit payments) specified in our plans and agreements, which are not the same as, and could produce benefit values higher than those produced by, the assumptions used for purposes of the values reported in the Pension Benefits table or Summary Compensation Table.

NONQUALIFIED DEFERRED COMPENSATION PLANS

We have an Executive Savings Plan, or ESP, which is a nonqualified deferred compensation plan available to key employees and our directors. Under the ESP, our NEOs and other eligible Associates can elect to defer up to 20% of base salary and up to 100% of any MIP and LRPIP awards and our directors can elect to defer annual retainers. Our NEOs (other than Ms. Meyrowitz) were eligible during fiscal 2020 to receive matching credits on base salary deferrals of up to 10% of base salary, with an enhanced level of matching credits generally based on the executive’s job level, age and/or pension eligibility for a period of up to 15 years. Eligible participants are also entitled to supplemental employer credits. For calendar 2019, the potential match for eligible NEOs was 100% (or, for Mr. Herrman, 150%) of their eligible deferrals, plus, if our MIP performance resulted in a payout between 90% and 125% (or higher) of the

52    The TJX Companies, Inc.

target corporate award opportunities for fiscal 2020, an additional match ranging from 50% to 150% (or, for Mr. Herrman, ranging from 50% to 200%) of their eligible deferrals. For fiscal 2020, our NEOs (other than Ms. Meyrowitz) were also eligible for supplemental performance-based employer credits. Matching employer credits are 100% vested after five years of plan participation, at age 55, or upon a change of control or separation from service by reason of death or disability.

As of February 1, 2020, all NEOs with ESP employer credits were fully vested. Our NEOs (other than Ms. Meyrowitz) earned an additional performance-based match under ESP at 150% (or, for Mr. Herrman, 200%) plus supplemental ESP credits, in each case based on fiscal 2020 performance results under our MIP. All amounts deferred or credited to a participant’s account under the ESP are notionally invested in mutual funds or other market investments selected by the participant. Although not required by the ESP, it has been our practice to purchase the investments notionally invested under the participants’ accounts to help meet our future obligations under the ESP.

Under the ESP, amounts deferred (and earnings on those amounts) are generally distributed following termination of employment unless the participant has elected an earlier distribution date, which may be no earlier than January 1st of the second year following the year of the deferral. Vested employer matching credits (and earnings on those amounts) are generally distributed at, or on a deferred basis following, a participant’s separation from service. Distributions are generally made in a lump sum payment, but a participant may elect to be paid in annual installments over a period of not more than ten years. Amounts vested under the ESP prior to January 1, 2005 (and earnings on those amounts) can be distributed at the participant’s request prior to termination of employment in a lump sum distribution of 85% of the vested account, with the remaining 15% forfeited.

Through December 31, 2007, we offered eligible key employees and directors the opportunity to participate in the General Deferred Compensation Plan, or GDCP, another U.S. nonqualified deferred compensation plan. Ms. Meyrowitz is a vested participant in this plan. Under the GDCP, participants could defer all or a portion of base salary and MIP and LRPIP awards or, in the case of directors, retainers and meeting fees, which deferrals are credited with notional interest at an annually adjusted rate based on an average yield of Treasury securities during the prior year. For calendar 2019, this rate was 2.89%. No further deferrals were permitted beginning with fiscal 2009 compensation, but previously deferred amounts continue to be credited with notional interest amounts.

Amounts deferred under the GDCP on or after January 1, 2005 (and earnings on those amounts) that had not been distributed prior to January 1, 2009 are distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 (and earnings on those amounts) are distributed in a lump sum during employment or following termination of service as elected by the participant, or, for participants whose employment terminates at or after age 55, in a lump sum or in installments upon or following termination as elected by the participant (with all payments completed by the tenth anniversary of termination of service). Upon a change of control, each participant receives the entire amount credited to his deferred account in a lump sum payment.

Mr. Herrman was previously granted a performance-based career shares award under our SIP during fiscal 2016 in connection with his transition to Chief Executive Officer. The career shares award was subject to the achievement of performance-based vesting conditions, which were previously satisfied. The career shares award is scheduled to vest in full at the end of fiscal 2026, with prorated annual vesting beginning at the end of fiscal 2020, subject to Mr. Herrman’s continued employment with us. The portion of the career shares award that was unvested at the end of fiscal 2020 is reported above in the Outstanding Equity Awards at Fiscal 2020 Year-End table, and the vested portion of the career shares award is reported below in the Nonqualified Deferred Compensation table. Delivery of vested shares underlying the performance-based career shares award held by Mr. Herrman is deferred until six months and one day following Mr. Herrman’s retirement or other separation from service, except that vested shares may be delivered upon an earlier change of control as further described under Potential Payments upon Termination or Change of Control below. When shares of stock are vested and delivered under the career shares award, Mr. Herrman is entitled to any dividend equivalents credited during the restricted period.

2020 Proxy Statement    53

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2020

The following table provides information on fiscal 2020 nonqualified deferred compensation plans for our NEOs:

Name and Plan Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)

Ernie Herrman

ESP	$160,000	$571,826	$ 1,020,211	—	$10,661,702

Career Shares	—	1,238,535	—	—	1,238,535

Scott Goldenberg

ESP	97,360	245,666	415,696	—	4,604,333

Carol Meyrowitz

GDCP	—	—	17,804	—	690,700

ESP	184,000	—	684,257	—	5,289,941

Richard Sherr

ESP	200,216	280,533	136,859	—	5,379,862

Kenneth Canestrari

ESP	107,261	224,950	296,054	—	2,499,510

(1)	Reflects notional credits to participant accounts in ESP. Amounts are also included as Salary or Non-Equity Incentive Plan Compensation, as applicable, in the Summary Compensation Table.

(2)

Reflects notional credits to participant accounts in ESP plus, for Mr. Herrman, the value on the vesting date of the portion of his career shares award and related dividend equivalent amounts that vested in fiscal 2020. ESP amounts include the performance-based credits earned for fiscal 2020 but not credited until after the close of fiscal 2020. ESP amounts in this column are also included in the All Other Compensation column in the Summary Compensation Table.

(3)

Reflects notional market-based earnings on deferrals and other amounts credited to the account of plan participants under the ESP, and notional interest under the GDCP as described above. It has been our practice to purchase the specified notional investments under the ESP to help meet our future obligations under the ESP.

(4)

The aggregate balance includes deferrals of income for prior fiscal years (other than with respect to Mr. Herrman’s career shares). Amounts deferred by individuals who were NEOs for the fiscal year of the deferral were included in the compensation reported for those individuals in the compensation tables in prior proxy statements. The aggregate balance also includes earnings on amounts deferred and performance-based credits earned under the ESP for fiscal 2020 but not credited until after the close of fiscal 2020.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We believe that providing severance and change of control benefits helps us attract and retain high quality executives and protect our other business interests, as discussed above in the CD&A.

Severance Plan and Employment Agreements. Each of our NEOs in fiscal 2020 participated in our Severance Plan and was party to an employment agreement. The terms of the Severance Plan and these agreements provide for payments in connection with specified termination or change of control events, as summarized below.

•

Termination Other than for Cause or Constructive Termination: If we terminate an NEO’s employment other than for cause or the executive terminates employment in connection with a forced relocation of more than 40 miles (referred to as a constructive termination), the executive would be entitled to 24 months of continued base salary and any automobile allowance; cash payments in an amount sufficient after taxes to cover the cost of any COBRA continuation of health benefits during the salary continuation period; cash incentive awards under MIP and LRPIP for each uncompleted year or award cycle, to the extent applicable performance goals are met and adjusted to reflect the executive’s period of service during the year or cycle; and equity awards in accordance with their terms. In addition, both Mr. Herrman and Ms. Meyrowitz are

54    The TJX Companies, Inc.

entitled to continued vesting of LRPIP-based stock awards to the extent applicable LRPIP goals are met and adjusted, if applicable, to reflect the executive’s period of service during the performance period (including, for Ms. Meyrowitz, service credit for the year in which termination occurs); Mr. Herrman is entitled to acceleration of unvested stock options; salary continuation for Ms. Meyrowitz will continue to be based on her fiscal 2016 salary rate regardless of when termination occurs; and a constructive termination for Ms. Meyrowitz would also include a voluntary termination in connection with an involuntary removal or failure to be nominated or reelected to the Board or as Chairman of the Board.

Under the employment agreements with each of our NEOs, a termination for cause generally includes the following, subject to the qualifications set forth in the agreements: material and willful dishonesty in the performance of duties, conviction of a felony, willful neglect of material duties, material and continuing conflict of interest, willful misconduct that violates company policy and is materially harmful to the reputation or business of the Company, or a breach of applicable restrictive covenants. Under these agreements or our Severance Plan, upon a termination for cause, our NEOs would not be entitled to any separation benefits other than vested retirement benefits and, assuming no breach of applicable restrictive covenants, vested deferred compensation benefits and vested stock option awards under the SIP.

•

Death or Disability: Upon a termination of employment by reason of death or disability, each NEO (or his or her legal representative) would be entitled to the same benefits as are described above for a termination other than for cause, except that salary continuation would be subject to adjustment for any long-term disability benefits, the MIP award would be paid at target without proration, and any stock option acceleration would be determined under the terms of the applicable award.

•

Retirement or Voluntary Termination: Our NEOs would not be entitled to separation benefits under their employment agreements or the Severance Plan upon a voluntary termination (other than a constructive termination), except that upon retirement or other voluntary termination (other than a constructive termination) Ms. Meyrowitz would be entitled to benefits under LRPIP and any LRPIP-based stock awards, in each case to the extent applicable LRPIP goals are met and adjusted, if applicable, to reflect her period of service during the performance period (including, in the case of LRPIP-based stock awards, service credit for the year in which termination occurs). NEOs who satisfy the requirements for special service retirement would remain eligible for amounts under our cash and equity incentive awards, as described under Long-Term Incentive Awards below.

•

End of Contract Term: For each of our NEOs a termination occurring on the last day of the agreement term would be treated as a termination other than for cause unless we make an offer of continued service in a comparable position.

•

Change of Control: Upon a change of control of TJX (with or without a termination of employment), each NEO would be entitled to receive a lump sum settlement at target of MIP and LRPIP awards for which the performance period or cycle had not ended, plus any benefits under the SIP and our deferred compensation plans (as described further below). We would also be obligated to pay any legal fees and expenses the NEO reasonably incurs in seeking enforcement of contractual rights following a change of control.

The events that constitute a change of control under the agreements in effect during fiscal 2020 generally consist of the following, subject to the qualifications set forth in those agreements: a change of control required to be reported under the Exchange Act; the acquisition of 20% or more of our common stock followed by a change in a majority of our Board of Directors; a proxy solicitation or solicitations followed by a change in a majority of our Board of Directors; and the execution of certain agreements of acquisition, merger, or consolidation followed by consummation of the transactions contemplated by such agreement.

•

Change of Control Followed by Qualifying Termination: Upon a qualifying termination of employment following a change of control, each NEO would be entitled to receive alternative severance benefits instead of the separation-related benefits described above. The alternative severance benefits consist of a lump sum severance payment equal to two times the sum of the executive’s annual base salary, any annual automobile allowance and target MIP award amount; two years of continued participation in health and life insurance programs, except to the extent of replacement coverage; and any benefits (including any acceleration of

2020 Proxy Statement    55

awards) under the SIP and our deferred compensation plans (as described further below). For this purpose, base salary and the target MIP amount would be determined by reference to the higher of the executive’s base salary immediately prior to termination or the change of control (except that base salary for Ms. Meyrowitz would continue to be based on her fiscal 2016 salary rate), and base salary would be adjusted for any long-term disability benefits.

A qualifying termination for these purposes includes a termination by us other than for cause, by the executive for good reason (as defined in the agreements), or a termination by reason of death or disability, in each case within 24 months following a change of control without regard to the scheduled term of the agreement. A qualifying termination does not include a voluntary termination without good reason.

In addition to the amounts described above, the executives would remain entitled to vested and accrued, but unpaid, compensation and benefits (including earned but unpaid amounts under MIP and LRPIP) and to any SIP or deferred compensation benefits (as described below). Our NEOs would not be entitled to any tax gross-up payment for any “golden parachute” excise tax on change of control benefits, but payments and benefits to each executive would be reduced if and to the extent such a reduction would have put the executive in a better after-tax position.

Long-Term Incentive Awards. Under the terms of stock awards granted under the SIP, NEOs and other participants who retire at or after age 65 with ten or more years of service, or who retire at or after age 60 with twenty or more years of service (such retirement, a “special service retirement”) are eligible for continued vesting of PSUs to the extent applicable goals are met (with the award adjusted, as applicable, to reflect the period of service during the performance period based on the rules described in footnote 3 to the table below) and for settlement of RSUs (with the award adjusted, if applicable, based on full years completed in the three-year service period). As of the end of fiscal 2020, Ms. Meyrowitz, Mr. Goldenberg, and Mr. Sherr satisfied the requirements for a special service retirement. Upon a termination due to death or disability, each of our NEOs would be entitled to acceleration of PSUs at target level of performance (with the award adjusted to reflect the period of service during the performance period based on the rules described in footnote 3 to the table below); our NEOs eligible for special service retirement would be entitled to settlement of RSUs on the same basis as retirement; and our NEOs not eligible for special service retirement would be eligible for acceleration of RSUs (with the award adjusted, if applicable, based on full years completed in the three-year service period). In the event of a termination without cause or a constructive termination, Mr. Herrman and Ms. Meyrowitz would be entitled to continued vesting of PSUs to the extent applicable performance goals are met (with the award adjusted, as applicable, to reflect the period of service during the performance period based on the rules described in footnote 3 to the table below); our NEOs eligible for special service retirement would be entitled to settlement of RSUs on the same basis as retirement; and Mr. Herrman would be eligible for acceleration of RSUs (with the award adjusted, if applicable, based on full years completed in the three-year service period). All service- and performance-based vesting conditions for PBSAs were satisfied as of the end of fiscal 2020.

For stock option awards granted under the SIP, upon a termination due to death or disability each of our NEOs would be entitled to partial acceleration of any unvested stock options granted more than three months prior to the date of termination, and upon a termination without cause or constructive termination Mr. Herrman would be entitled to full acceleration of any unvested stock options. Following a termination of employment, each of the executives would have been able to exercise vested options in accordance with applicable post-termination exercise periods, and NEOs and other participants eligible for special service retirement (including, as of the end of fiscal 2020, Ms. Meyrowitz, Mr. Goldenberg, and Mr. Sherr) would be eligible for continued vesting of outstanding options, in accordance with the terms described above under footnote 1 to the Outstanding Equity Awards at Fiscal 2020 Year-End table.

For LRPIP awards starting with the fiscal 2019-2021 LRPIP cycle, under terms established by the ECC, NEOs and other LRPIP participants eligible for a special service retirement (including, as of the end of fiscal 2020, Ms. Meyrowitz, Mr. Goldenberg, and Mr. Sherr) are eligible for benefits under LRPIP following retirement to the extent applicable LRPIP goals are met and adjusted, if applicable, based on full fiscal years completed in the three-year LRPIP cycle.

56    The TJX Companies, Inc.

Unvested equity awards under the SIP do not include automatic full accelerated vesting upon a change of control of TJX. Instead, performance conditions for PSUs will be deemed satisfied at target upon the change of control (with settlement of the award to the extent the original service conditions were satisfied), and any unvested PSUs, RSUs, and stock options, and the unvested portion of Mr. Herrman’s career shares award, will vest in full upon the change of control if not continued or assumed in the transaction or, if continued or assumed, in the event of a qualifying termination of employment following the change of control. A qualifying termination for these purposes includes an involuntary termination without cause or a termination for good reason within 24 months following the change of control.

Except as described above in connection with a change of control of TJX, the unvested portion of Mr. Herrman’s career shares award is not eligible for acceleration or continued vesting in connection with any termination of employment.

Deferred Compensation. As noted above under Nonqualified Deferred Compensation Plans, any unvested employer credit accounts under the ESP also vest in full upon a change of control or termination of employment due to death or disability, and any accounts under GDCP will be paid upon a change of control. As of the end of fiscal 2020, all of our NEOs were fully vested in their ESP employer credit accounts. Our NEOs were also eligible for SERP benefits described above under Pension Benefits.

Related Provisions. Under the terms of their employment agreements and the Severance Plan, each NEO agreed to non-solicitation and non-competition provisions that operate during the term of employment and for 24 months thereafter, and to confidentiality provisions during and after employment. Benefits under the employment agreements, the Severance Plan, and SERP; benefits under LRPIP following special service retirement; and benefits attributable to the enhanced employer credits at or above the Senior Executive Vice President level under the ESP (including additional performance-based credits previously earned by Mr. Herrman), are also conditioned on compliance with restrictive covenants. Upon a change of control, our NEOs would no longer be subject to any covenant not to compete following a termination of employment. Each NEO has also acknowledged our clawback policy, which continues to apply to executive officers following a termination of employment for any reason.

The agreements and plans include terms designed to comply with the deferred compensation provisions of Section 409A of the Internal Revenue Code (Section 409A), including provisions that would delay certain termination-related benefits for six months beyond termination of employment and alternative payment provisions that could apply in connection with a change of control not described in Section 409A.

2020 Proxy Statement    57

The following table sets forth aggregate estimated payment obligations to each of our NEOs, assuming that the triggering events had occurred on February 1, 2020, all pursuant to the terms of TJX’s plans and each executive’s employment agreement as in effect on such date.

Triggering Event and Payments1

	Ernie Herrman	Scott Goldenberg	Carol Meyrowitz	Richard Sherr	Kenneth Canestrari

Death/Disability

Severance	$3,200,000	$1,952,000	$3,150,000	$2,240,000	$1,800,000

MIP/LRPIP(2)	4,000,002	1,035,481	2,600,000	1,311,770	846,923

Equity Awards(3)	11,354,921	4,237,708	8,993,779	4,271,436	3,298,124

Other Benefits(4)	157,194	118,106	125,785	125,785	125,785

Total(5)	18,712,117	7,343,295	14,869,564	7,948,991	6,070,832

Retirement or Voluntary Termination

LRPIP(2)	—	500,000	1,040,000	700,000	—

Equity Awards(3)	—	4,418,459	8,993,779	4,479,939	—

Total	—	4,918,459	10,033,779	5,179,939	—

Termination without Cause/Constructive Termination

Severance	3,200,000	1,952,000	3,150,000	2,240,000	1,800,000

MIP/LRPIP(2)	1,600,000	500,000	1,040,000	700,000	400,000

Equity Awards(3)	11,754,720	4,126,286	8,993,779	4,142,905	—

Other Benefits(4)	157,194	118,106	125,785	125,785	125,785

Total	16,711,914	6,696,392	13,309,564	7,208,690	2,325,785

Change of Control

Settlement of MIP/LRPIP	3,200,000	1,000,000	2,080,000	1,400,000	800,000

Settlement of Stock Awards(3)	—	3,743,076	8,429,584	3,736,641	—

Total	3,200,000	4,743,076	10,509,584	5,136,641	800,000

Change of Control followed by Qualifying Termination

Change of Control Benefits (see above)	3,200,000	4,743,076	10,509,584	5,136,641	800,000

Equity Awards(3)	33,050,016	5,813,040	4,509,130	5,977,328	7,437,093

Severance	8,000,000	3,025,600	6,270,000	3,472,000	2,700,000

Other Benefits(4)	149,649	124,990	127,832	127,832	127,832

Total(5)	44,399,665	13,706,706	21,416,546	14,713,801	11,064,925

58    The TJX Companies, Inc.

(1)	We used the following assumptions to calculate the payments set forth in the table:

•

We assumed in each case that the termination was not for cause; the executive does not violate his or her non-competition, non-solicitation, confidentiality, or other obligations to us following termination; the executive receives COBRA continuation of health coverage for up to 18 months but does not receive health or life insurance coverage from another employer within the relevant periods; and the executive does not incur legal fees requiring reimbursement from us. We also assumed that any change of control would have qualified as a “change in control event” under Section 409A.

•	In the case of payments following termination by reason of disability, the amounts shown assume salary continuation and/or long-term disability payments, coordinated to avoid duplication.

•

We valued stock awards and stock options using $59.04, the closing price of our common stock on the NYSE on January 31, 2020, the last business day of the fiscal year. For equity awards, where applicable, we included the full value of all stock awards ($59.04 per share), assuming target performance for PSUs, plus the value of any accumulated dividends or dividend equivalents as of January 31, 2020 that would be payable with respect to such awards, and the spread value ($59.04 per share minus the option exercise price) for all stock options. See the Outstanding Equity Awards table on p. 49 for more information about these equity awards. Actual amounts that will be earned with respect to these equity awards may be different from the values included in the table.

•	In addition to the amounts described in this table, our NEOs were eligible for the benefits described above under Pension Benefits and Nonqualified Deferred Compensation Plans.

We did not include any amounts in respect of accrued but unpaid base salary or benefits; any amounts in respect of bonuses under MIP and LRPIP for performance periods ending on February 1, 2020 that were earned but remained unpaid as of that date; any amounts in respect of PBSAs that were earned based on service and performance as of February 1, 2020 or outstanding equity awards that would not have accelerated upon or continued vesting following the triggering event (except that we included the portion of RSU awards for which the service-based vesting condition was satisfied due to eligibility for special service retirement); or any deferred compensation amounts that would not have been enhanced upon or following the triggering event.

In the case of a change of control (both with and without a termination of employment) occurring on February 1, 2020, we estimated the mandatory reductions to benefits that would apply in order to maximize the executive’s benefit after change-of-control excise and other taxes. For purposes of this determination, we assumed that all equity awards would have been cashed out at closing in the amounts described above in footnote 3 of this table; that only a portion of the value of stock options, RSUs, PBSAs with performance periods ending on February 1, 2020, accumulated cash dividends with respect to such stock awards, and certain other payments, would have been treated as contingent upon a change of control; and that none of the payments would be exempt under a special rule for reasonable compensation or treated as contingent upon a change of control under a special presumption applicable to agreements entered into or amendments made during fiscal 2020. Applying these assumptions, we determined that no mandatory reduction to benefits for our NEOs would have been required in the case of a change in control (with or without) a qualifying termination occurring on February 1, 2020.

(2)

The amount, for each executive, includes a prorated award for each applicable LRPIP cycle ending after February 1, 2020, based on the portion of the cycle completed as of February 1, 2020 and assuming target performance, plus, in the event of termination due to death or disability, the fiscal 2020 MIP award at target without proration. Proration for purposes of the LRPIP amount would have been determined based on the number of completed months in the cycle or, in the event of special service retirement, the number of completed years in the cycle. In the event of termination without cause or constructive termination, the MIP award would have been prorated between 50% and 100% based on days completed in the fiscal year.

(3)

Equity awards include, where applicable, PSUs, RSUs, and stock options. The value of continued vesting of PSUs included in this table assumes that applicable performance conditions are satisfied at target. In the event of termination due to death or disability, special service retirement, or termination without cause or constructive termination, the potential acceleration, settlement, or continued vesting of PSUs held by our NEOs would be subject to proration, if applicable, based on full fiscal years completed during the performance period, except that Ms. Meyrowitz’s PSUs would be prorated one-third if the triggering event occurs before the end of the first fiscal year of the performance period or two-thirds if the triggering event occurs before the end of the second fiscal year of the performance period. In the event of termination due to death or disability, special service retirement, or termination without cause or constructive termination, the potential acceleration or settlement of RSUs held by our NEOs would be subject to proration, if applicable, based on full years completed during the three-year service vesting period. Equity and equity-based awards do not include automatic full accelerated vesting upon a change of control of TJX. Equity awards would vest in full upon a change of control of TJX if not continued or assumed in the transaction or, if continued or assumed, in the event of a qualifying termination of employment following the change of control, and are included under “Change of Control followed by Qualifying Termination” in this table, except that PSUs are included under “Change of Control” in this table to the extent the applicable service conditions were satisfied and the award would have been settled in connection with a change of control on February 1, 2020.

(4)

Other benefits include amounts for continued health coverage, life insurance coverage, and/or automobile benefits. For health care benefits, we estimated an amount sufficient after taxes to cover the cost of continuation of health coverage based on the COBRA rates in effect as of February 1, 2020 and assumed, in the case of a qualifying termination following a change of control, that employee contributions for health coverage will continue at rates in effect as of February 1, 2020.

(5)

In the event of death on February 1, 2020, the beneficiaries of our NEOs would also have been entitled to $975,000 under our management- and executive-level life insurance programs. Company-paid amounts for these programs are included and described above in the Summary Compensation Table under All Other Compensation for fiscal 2020.

2020 Proxy Statement    59

CEO PAY RATIO

At the end of fiscal 2020, we operated over 4,500 retail stores and employed approximately 286,000 Associates worldwide. Approximately 86% of these Associates worked in our retail stores. Our total number of Associates, which is subject to seasonal variations, includes full-time, part-time, seasonal, and temporary employees. This workforce supports the execution of our flexible off-price business model, including the timing and frequency of store deliveries and the management of a rapidly changing mix of store inventory, throughout our global business.

Our CEO’s annual total compensation for fiscal 2020 was $19,083,676 as reported in the Summary Compensation Table above. In accordance with SEC rules, the median of the annual total compensation of all employees (other than the CEO) was estimated to be $12,006 for fiscal 2020, which resulted in an estimated ratio of 1,590:1. To identify the median employee for fiscal 2020 in accordance with SEC rules, we included all employees in our global operations as of the last day of fiscal 2020, including full-time, part-time, seasonal, and temporary employees, and estimated annual total compensation for all of these employees based on calendar 2020 payroll records in each jurisdiction, converting foreign currencies to U.S. dollars using an average annual exchange rate for calendar 2020. As part of this process, we annualized earnings for employees, other than seasonal and temporary employees, who were hired during the fiscal year. As a result of this process, the fiscal 2020 median employee for purposes of our pay ratio estimate was a part-time hourly retail store Associate.

SEC rules allow companies to use a variety of methods and assumptions to estimate median employee compensation, and factors such as industry, geography, business model, and workforce composition will vary across companies. Accordingly, the information above may not be comparable to information reported by other companies.

60    The TJX Companies, Inc.

DIRECTOR COMPENSATION

OVERVIEW

For fiscal 2020, our non-employee directors were entitled to the following compensation:

•	Annual retainer of $90,000 for each non-employee director

•	Additional annual retainer of $28,000 for the Audit Committee Chairman

•	Additional annual retainer of $15,000 for each Audit Committee member (other than the Chairman)

•	Additional annual retainer of $26,000 for the Chairman of the subcommittee of the Audit Committee

•	Additional annual retainer of $23,000 for the Executive Compensation Committee Chairman

•	Additional annual retainer of $10,000 for each Executive Compensation Committee member (other than the Chairman)

•	Additional annual retainer of $18,000 for the Corporate Governance Committee Chairman

•	Additional annual retainer of $8,000 for each Corporate Governance Committee member (other than the Chairman)

•	Additional annual retainer of $18,000 for the Finance Committee Chairman

•	Additional annual retainer of $8,000 for each Finance Committee member (other than the Chairman)

•	Additional annual retainer of $70,000 for the Lead Director

•	Two annual deferred stock awards for each non-employee director, each representing shares of our common stock valued at $80,000

Employee directors do not receive separate compensation for their service as directors. Members of the Executive Committee do not receive committee-specific compensation. Directors are reimbursed for customary expenses for attending Board and committee meetings. The deferred stock awards (including deferred dividend awards) are granted under the SIP and are prorated for non-employee directors who are first elected as a director on a date other than the date of the Company’s annual meeting. One of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests based on a director’s continued service until the annual meeting next following the grant of the award (subject to possible earlier vesting in the event of a change of control if not continued or assumed in the transaction or if a qualifying termination of service as a director occurs following the change of control and prior to the scheduled vesting date), and is payable with accumulated dividends in stock upon vesting or, if an irrevocable advance election is made, at the same time as the first award. In the event that a non-employee director separates from service as a director prior to vesting in the second award, that award is forfeited.

Our non-employee directors are eligible to defer their retainers under the ESP (described above in Nonqualified Deferred Compensation Plans) but are not eligible for matching credits. Amounts deferred by directors under the ESP are notionally invested in mutual funds or other market investments. Participating non-employee directors may select a distribution date earlier than retirement from the Board, but no earlier than January 1st of the second year following the year of the deferral. Prior to January 1, 2008, our non-employee directors were eligible to defer their retainers and fees in our GDCP (described above in Nonqualified Deferred Compensation Plans), under which amounts deferred earn interest at a periodically adjusted market-based rate. Amounts deferred under the GDCP on or after January 1, 2005 (and earnings on those amounts) will be distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 (and earnings on those amounts) are scheduled to be paid upon or after leaving the Board. As of the end of fiscal 2020, Mr. Bennett, Ms. Berkery, Ms. Nemerov, and Ms. Shire have amounts deferred under the ESP and Mr. Bennett and Ms. Shire have amounts deferred under the GDCP. We do not provide retirement, health, or life insurance benefits to our non-employee directors.

2020 Proxy Statement    61

In the first quarter of fiscal 2021, in light of the impact from the COVID-19 pandemic, the Board approved temporary reductions in cash retainers for non-employee directors.

The following table provides information concerning compensation for our non-employee directors for fiscal 2020. Information about Mr. Herrman’s and Ms. Meyrowitz’s compensation for fiscal 2020 is provided with that of the other NEOs in the CD&A and in the accompanying tables above.

DIRECTOR COMPENSATION FOR FISCAL 2020

Name	Fees Earned or Paid In Cash(1)	Stock Awards(2)(3)	Total
Zein Abdalla	$106,000	$160,000	$266,000
Alan M. Bennett	162,412	160,000	322,412
Rosemary T. Berkery	115,000	160,000	275,000
David T. Ching	139,000	160,000	299,000
Michael F. Hines	126,000	160,000	286,000
Amy B. Lane	123,000	160,000	283,000
Jackwyn L. Nemerov	108,000	160,000	268,000
John F. O’Brien	118,802	160,000	278,802
Willow B. Shire	118,000	160,000	278,000

(1)	Includes amounts that have been deferred under the ESP, if applicable.

(2)

Reflects the grant date fair value of annual deferred share awards totaling $160,000, determined in accordance with ASC Topic 718, disregarding the effect of estimated forfeitures and valued based on the closing price of our common stock on the NYSE on the grant date. Grant date values in this column are not directly comparable with the values included in prior years, which also included the value of annual credits of additional deferred shares in the amount of dividends accrued on then-outstanding deferred shares. TJX has determined that, consistent with the accounting treatment of the deferred share awards under ASC Topic 718, the value of the accrued dividends was reflected in the grant date fair value of the deferred shares and, as a result, under applicable SEC rules, the value of any dividend equivalents subsequently credited on the deferred shares is not considered additional compensation and therefore does not have to be reported.

(3)	The following table shows the number of shares subject to outstanding stock awards for our non-employee directors as of February 1, 2020:

Name	Outstanding Stock Awards*
Zein Abdalla	22,204
Alan M. Bennett	99,714
Rosemary T. Berkery	4,226
David T. Ching	61,945
Michael F. Hines	104,446
Amy B. Lane	84,243
Jackwyn L. Nemerov	13,256
John F. O’Brien	119,939
Willow B. Shire	126,026

*	Includes awards of 1,578 deferred shares for each non-employee director that are unvested as of the end of fiscal 2020 and scheduled to vest on the day before the 2020 Annual Meeting.

62    The TJX Companies, Inc.

PROPOSAL 2: RATIFICATION OF AUDITOR

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS AS

TJX’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2021

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the fiscal year ending January 30, 2021. PwC has been retained as TJX’s independent registered public accounting firm since 1962. We are asking shareholders to ratify PwC’s appointment. A representative of PwC is expected to attend the Annual Meeting and will have the opportunity to make a statement if they wish to do so. The representative will also be available to answer questions from the shareholders. The members of the Audit Committee and Board believe that the continued retention of PwC to serve as the Company’s independent external auditor is in the best interests of the Company and its shareholders.

Your Board of Directors unanimously recommends that you vote FOR Proposal 2.

PROPOSAL 3: SAY-ON-PAY

ADVISORY APPROVAL OF TJX’S EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis (CD&A), compensation tables, and narrative discussion beginning on p. 26 of this proxy statement describe the objectives and design of our executive compensation program and provide context for the compensation earned by or granted to our NEOs for fiscal 2020.

The Board of Directors, as required pursuant to Section 14A of the Exchange Act, is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR approval of, on an advisory basis, the compensation paid to the Company’s named executive officers (NEOs), as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the CD&A, compensation tables, and narrative discussion.

As described in the CD&A, our program is designed to drive long-term profitable and sustainable growth, foster teamwork and management stability, and support our leadership succession plans. Our program is also intended to sustain our competitive position in a highly competitive and changing retail environment, promote Associate engagement and retention, foster alignment with shareholder interests, and maintain focus on business execution and long-term results. We encourage you to review the CD&A.

The Board is asking shareholders to support this proposal. Although the vote we are asking you to cast is non-binding, the ECC and the Board value the views of our shareholders. As in past years, the Board and ECC will consider the outcome of this vote when determining future compensation arrangements for our NEOs.

Your Board of Directors unanimously recommends that you vote FOR Proposal 3 to approve,

on an advisory basis, executive compensation.

2020 Proxy Statement    63

PROPOSAL 4: SHAREHOLDER PROPOSAL

REPORT ON REDUCING CHEMICAL FOOTPRINT

We received the following proposal from Trillium Asset Management, LLC, Two Financial Center, 60 South Street, Suite 1100, Boston, Massachusetts, 02111, on behalf of Trillium P21 Global Equity Fund, a beneficial owner of at least $2,000 of our common stock, and First Affirmative Financial Network, LLC, 5475 Mark Dabling Boulevard, Suite 108, Colorado Springs, Colorado, 80918, on behalf of each of Mark Demanes and Allen Hancock, each beneficial owners of at least $2,000 of our common stock.

In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.

As explained below, your Board unanimously recommends that you vote AGAINST the shareholder proposal.

Shareholder Proposal

Chemicals Policy

Whereas:

For investors the costs of environment chemical exposure to the health of the global economy raises significant concerns.

Economic costs are rising: a 2017 study by researchers showed that costs associated with environmental chemical exposures worldwide likely exceed 10 percent of global GDP or 11 trillion dollars.1

At the same time, new analytical methods providing direct measures of toxic chemicals show that risks to human health may be dramatically underestimated. A recent National Institute of Health- supported study2 provides compelling evidence that human exposures to Bisphenol A, for example, is much greater than previous estimates that use indirect measurement tools. Bisphenol A affects tissue development linked to behavior, fertility and cancer risks. Approximately 9 million tons annually is used in a variety of consumer products including plastics, epoxy resins and thermal receipts.

States have begun restricting hazardous chemicals. Since 2000, more than 35 states have passed 173 policies that establish state chemicals programs to identify, limit or ban the use of harmful chemicals in products including baby bottles, furniture, electronics, toys, cosmetics and cleaning products.3

Toxic chemical impacts present systemic portfolio risks to investors. In the last decade, poor management of regulatory, legal, reputation and redesign risks from hazardous chemicals in products and supply chains has harmed investors as confirmed by plummeting company stock prices (Bayer, Lumber Liquidators) and bankruptcy (Siggs, USA).

Retailers and manufacturers are demonstrating improvements resulting from comprehensive chemical management policies and practices.4 Walmart, Target, and Dollar Tree have set public goals to address their chemical footprints. In 2018, Target set time-bound goals to remove unwanted chemicals from its textile categories.5

[1]	https://ehjournal.biomedcentral.com/track/pdf/10.1186/s12940-017-0340-3?site=ehjournal.biomedcentraI.com
[2]	https://www.thelancet.com/journals/landia/article/PIIS2213-8587(19)30381-X/fulltext
[3]	saferstates.org/bill-tracker/.
[4]	https://www.chemicalfootprint.org/resources/entry/cfp-in-chemicalwatch-november-14-2019
[5]	https://corporate.target.com/_media/TargetCorp/csr/pdf/2019_corporate_responsibiIity_report.pdf

64    The TJX Companies, Inc.

TJX Companies does not offer evidence of an overarching chemical management policy, while at the same time investments in its buying organization have allowed it to increasingly rely on goods made to order, including private label.

Recent negative press highlights growing consumer concern and the company’s laggard status.6 Improving scale, pace, and rigor of its policies and practices may help unlock important opportunities for growth for TJX Companies as consumers are increasingly demanding transparency and environmental accountability from manufacturers and retailers.

Given the impact of toxic chemicals on the economy, human health, and the environment, proponents believe TJX Companies has a clear responsibility to investors and other stakeholders to account for whether, and how, it plans to manage and reduce its chemical footprint.

Resolved: Shareholders request TJX Companies issue a report, at reasonable cost and omitting proprietary information, describing if, and how, it plans to reduce its chemical footprint.

Supporting Statement: In the report shareholders seek information, at board and management discretion, on the relative benefits and drawbacks of integrating the following actions:

•	Developing a comprehensive chemical policy;

•	Adopting short- and long-term priority chemical lists;

•	Increasing the scale, pace, and rigor of existing initiatives aimed at identifying chemicals of high concern and improving chemical safety; and

•	Investing in safer alternatives.

STATEMENT OF THE BOARD OF DIRECTORS IN RESPONSE TO PROPOSAL 4

The Board of Directors unanimously recommends a vote AGAINST this Shareholder Proposal.

•

TJX is committed to operating responsibly and sourcing ethically. A key component of our global social compliance program is TJX’s Vendor Code of Conduct, which requires merchandise vendors to comply with all applicable laws and regulations, expressly including compliance with all applicable environmental laws and regulations. Acceptance of the Vendor Code is part of TJX’s merchandise purchase order terms and conditions, and consequences of violation include corrective action, cancellation of purchase order(s), and/or termination of the business relationship with the merchandise vendor.

•

As part of TJX’s social compliance program, the Company regularly provides training and education, which stresses the importance of complying with various legal requirements pertaining to the handling, storage, and disposal of chemicals and hazardous materials, to merchants, buying agents, merchandise vendors, and factory management involved in the manufacturing of products that TJX designs and has manufactured.

•

The Company is already taking steps to understand and appropriately address the risks and complex challenges and concerns regarding TJX’s management of its chemical footprint throughout our off-price business, including by exploring opportunities in product mix and researching approaches to chemical policies.

•

The Board believes the formal report requested by the proposal is unnecessary in light of the Company’s existing policies and practices and the actions the Company is already taking to better understand the risks and address the issues raised by the proposal.

[6]	https://www.metrowestdailynews.com/news/20191119/tjx-and-other-chain-stores-accused-of-lax-chemical-safety

2020 Proxy Statement    65

TJX’s social compliance program: The Company is committed to operating responsibly and sourcing ethically and in compliance with all applicable laws and regulations. With a universe of over 21,000 merchandise vendors and merchandise sourced from over 100 countries, TJX focuses its regular factory auditing and training efforts on factories producing products the Company designs and has manufactured. TJX’s approach to social compliance aligns with our business model and focuses our efforts where TJX believes that it is most likely to have a meaningful impact.

•

Training and audits: To advance the objectives of TJX’s global social compliance program, the Company regularly provides education and training to merchants, buying agents, vendors, and factory management involved in the manufacturing of products that the Company designs and has manufactured covering many topics. This training and education stresses the importance of complying with various legal requirements pertaining to the handling, storage, and disposal of chemicals and hazardous materials. In recent years, the Company has conducted sessions in China, India, Indonesia, Korea, Mexico, the Philippines, Taiwan, Thailand, Turkey, the United States, and Vietnam.

Factories manufacturing the products that the Company designs undergo periodic audits to evaluate adherence to the Vendor Code. Audits include a review of factory policies, practices, and procedures concerning the handling, storage, and disposal of chemicals and other hazardous waste and a review of whether the factory is in compliance with applicable environmental laws and regulations.

•

Role of the Vendor Code: The Vendor Code is a key component of TJX’s global social compliance program. By its terms, the Vendor Code expressly requires TJX’s merchandise vendors to comply with all applicable laws and regulations when manufacturing products for sale in stores or online. The same terms apply to any subcontractors and other third parties that merchandise vendors may use in the production or distribution of goods offered for sale by TJX. Acceptance of the Vendor Code is part of TJX’s merchandise purchase order terms and conditions, and consequences of violation include corrective action, cancellation of purchase order(s), and/or termination of the business relationship with the vendor. The Vendor Code further strongly encourages TJX’s merchandise vendors to protect the environment by operating in a sustainable manner where possible; conserving and protecting resources, such as water and energy; and taking into consideration environmental issues that may impact local communities.

TJX’s actions: Developing and implementing a comprehensive chemical policy is especially complex in light of the Company’s off-price business model. The Company’s business model differs from many other retailers that may own, operate, or control the facilities that manufacture products sold in their stores and those that replenish a selection of products they purchase from a smaller and consistent vendor base on a regular basis. TJX’s overall global buying strategy is to acquire a rapidly changing mix of merchandise on an ongoing basis from a vast universe of over 21,000 merchandise vendors, and the amount we buy from each vendor can vary greatly.

However, the Company is already taking steps to better understand and appropriately address how the Company manages its chemical footprint in light of its business model. This includes exploring opportunities in product mix; researching peer and vendor approaches to chemical policies, existing industry-wide collaborations, and the availability and utility of supply chain tools; and considering more environmentally-friendly opportunities in store operations and product packaging. TJX expects to provide disclosure about the Company’s actions in this area in its future corporate responsibility reporting.

In conclusion: The Board believes that the formal report requested by the proposal is unnecessary in light of the Company’s existing policies and practices, which are appropriate for the Company’s off-price business model, and the steps that the Company is already taking to better understand the risks and address the complex issues raised by the proposal.

Your Board of Directors unanimously recommends that you vote AGAINST Proposal 4.

66    The TJX Companies, Inc.

PROPOSAL 5: SHAREHOLDER PROPOSAL

REPORT ON ANIMAL WELFARE

We received the following proposal from Brianna Lynn Harrington, 1001 2nd Street, Suite 325, Napa, California, 94559, a beneficial owner of 66 shares of our common stock.

In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.

As explained below, your Board unanimously recommends that you vote AGAINST the shareholder proposal.

Shareholder Proposal

TJX—2020

Whereas, TJX Chief Executive Officer and President has stated, “... being mindful of our impact on the environment, and operating our business ethically, we address the interests of our stakeholders—specifically, our Associates, customers, communities, vendors, and shareholders. We believe it’s important that they know we share their values”, however, there is a lack of congruency between the Company’s “values” and the absence of any consistent animal welfare policy at TJX;

Whereas, TJX has issued public statements and ensuring that “Company values” and “ethics” are enforced throughout our supply chain, including manufacturing issues in Bangladesh, forced labor in Uzbekistan, modern slavery and human trafficking, labor rights, and conflict minerals, while animal welfare is completely absent from governance documents. The internal capacity already developed by ethical sourcing in the supply chain could be leveraged to broaden the scope of due-diligence to avoid animal cruelty;

Whereas, TJX has already successfully executed a fur-free business model in the United States, with praise from the public, as well as making exclusions from certain animal products at some TJX retail stores in Europe and Australia;

Whereas, TJX’s 2018 Corporate Social Responsibility Report states,”... as part of our ongoing considerations regarding animal welfare, we have recently incorporated information about our fur practices into our social compliance training.” The Corporate Social Responsibility Report goes on to outline an inconsistent patchwork of different global “fur practices”;

Whereas, recently, numerous companies and designers and have adopted more humane, ethical approaches regarding animal welfare, including Jean Paul Gaultier, Gucci, Michael Kors, Armani, and Covergirl, the world’s largest cosmetics company, has announced they are going “cruelty-free” in November 2018;

Furthermore, Macy’s and Bloomingdale’s announced their departure from fur by the end of 2020, making sourcing decisions more straight-forward;

Whereas, our Company may be viewed as a laggard on ensuring the safe, humane and ethical treatment of animals throughout TJX’s supply chain;

Whereas, California recently passed a ban on the sale of fur, and over a dozen countries have passed laws enhancing animal welfare—with many more pending—further emphasizing the growing disapproval regarding animal cruelty. Laws may soon require eliminating cruelly sourced animal products. Rather than be perceived as an outdated retailer, taking proactive steps in response to trends and consumer preference would enhance TJX’s image, Company and shareholder value, minimizing legal and regulatory risk;

BE IT, THEREFORE, RESOLVED: Shareholders request that the Board of Directors, at reasonable cost and omitting proprietary information, commission an independent analysis of any material risks of continuing operations without a company-wide animal welfare policy or restrictions on animal-sourced products associated

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with animal cruelty. Such report should assess the operational, reputational and financial implications of the company’s vendor policies pertaining to oversight on animal welfare throughout the supply chain, and to report to shareholders no later than September 2020.

STATEMENT OF THE BOARD OF DIRECTORS IN RESPONSE TO PROPOSAL 5

The Board of Directors unanimously recommends a vote AGAINST this Shareholder Proposal.

•

TJX is committed to operating responsibly as well as sourcing ethically. A key component of our global social compliance program is TJX’s Vendor Code of Conduct, which requires merchandise vendors to comply with all applicable laws and regulations, expressly including animal protection laws. Acceptance of the Vendor Code is part of TJX’s merchandise purchase order terms and conditions, and consequences of violation include corrective action, cancellation of purchase order(s), and/or termination of the business relationship with the merchandise vendor.

•	The vast majority of TJX’s businesses are fur-free. TJX, which serves a broad and global customer base, currently limits sales of fur to one chain in Canada.

•

The Board believes that a wide-ranging study on the risks of operating the business without a company-wide animal welfare policy is not necessary as TJX’s existing policies and practices are appropriate for operating a responsible business serving the Company’s broad customer base.

TJX’s Vendor Code: TJX is committed to operating responsibly as well as sourcing ethically and in compliance with all applicable laws and regulations to meet customers’ desires for great value. TJX’s approach to social compliance focuses our efforts where TJX believes that it is most likely to have a meaningful impact. We aim to respond to social compliance challenges by making our commitments clear to our vendors, buying agents, and buyers; by our auditing and training efforts; by responding to issues as appropriate for our business; and by further enhancing our corporate responsibility reporting.

The Vendor Code is a key component of TJX’s global social compliance program. By its terms, the Vendor Code requires our merchandise vendors to comply with all applicable laws and regulations, expressly including animal protection laws, when manufacturing products that we offer for sale in stores or online. The same terms apply to any subcontractors and any other third parties that merchandise vendors may use in the production or distribution of goods we offer for sale. Acceptance of TJX’s Vendor Code is part of the Company’s merchandise purchase order terms and conditions, and consequences of violation include corrective action, cancellation of purchase order(s), and/or termination of the business relationship with the vendor.

TJX’s approach: TJX has not adopted a formal company-wide animal welfare policy or restrictions on animal-sourced products associated with animal cruelty. However, the vast majority of TJX’s businesses are fur-free. In the United States, TJX avoids knowingly purchasing or selling products that contain real fur. In Europe, TJX has a longstanding ‘no fur’ policy and does not knowingly source goods containing angora. In Australia, TJX also avoids knowingly purchasing or selling products containing real fur or goods containing angora. In Canada, TJX may, on occasion, in response to customer preferences, offer products that contain fur.

TJX’s social compliance training: To advance the objectives of TJX’s social compliance program, the Company regularly conducts education and compliance training programs with merchants, buying agents, vendors, and factory management involved in the manufacturing of products that the Company designs and has manufactured for TJX. This expressly includes training regarding our practices on the sale of fur. In recent years, we have conducted sessions in China, India, Indonesia, Korea, Mexico, the Philippines, Taiwan, Thailand, Turkey, the United States, and Vietnam.

In conclusion: The Board believes that commissioning a wide-ranging study on the risks of operating the business without a company-wide animal welfare policy or restrictions on animal-sourced products associated with animal cruelty is unnecessary in light of TJX’s existing policies and practices, which are appropriate for operating a responsible business serving the Company’s broad customer base.

Your Board of Directors unanimously recommends that you vote AGAINST Proposal 5.

68    The TJX Companies, Inc.

PROPOSAL 6: SHAREHOLDER PROPOSAL

SETTING TARGET AMOUNTS FOR CEO COMPENSATION

We received the following proposal from Trillium Asset Management, LLC, Two Financial Center, 60 South Street, Suite 1100, Boston, Massachusetts, 02111, on behalf of Kay Berkson, a beneficial owner of 87 shares of our common stock, and the Benedictine Sisters of Mount St. Scholastica, 801 South 8th Street, Atchison, Kansas, 66002, a beneficial owner of 48 shares of our common stock.

In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.

As explained below, your Board unanimously recommends that you vote AGAINST the shareholder proposal.

Shareholder Proposal

RESOLVED: Shareholders of The TJX Companies, Inc. (the “Company”) request that the Executive Compensation Committee of the Board of Directors take into consideration the pay grades and/or salary ranges of all classifications of Company employees when setting target amounts for CEO compensation. The Executive Compensation Committee should describe in the Company’s proxy statements for annual shareholder meetings how it complies with this requested policy. Compliance with this policy is excused if it will result in the violation of any existing contractual obligation or the terms of any existing compensation plan.

SUPPORTING STATEMENT

This proposal encourages the Executive Compensation Committee to consider whether the CEO’s compensation is internally aligned with the Company’s pay practices for its other employees. Under this proposal, the Compensation Committee will have discretion to determine how other employees’ pay should influence CEO compensation. This proposal does not require the Executive Compensation Committee to use employee pay data in a specific way to set CEO compensation. The Compensation Committee also will retain authority to use peer group benchmarks.

Like at many companies, our Company’s Executive Compensation Committee has used peer group benchmarks of what other companies pay their CEOs to set its target CEO compensation. These target pay amounts are then subject to performance adjustments. To ensure that our Company’s CEO compensation is reasonable relative to our Company’s overall employee pay philosophy and structure, we believe that the Executive Compensation Committee should also consider the pay grades and/or salary ranges of Company employees when setting CEO compensation target amounts.

Over time, using peer group benchmarks as the primary measure to set CEO compensation targets can lead to pay inflation. Although many companies target CEO compensation at the median of their peer group, certain companies have targeted their CEO’s pay above median. In addition, peer groups can be cherry-picked to include larger or more successful companies where CEO compensation is higher.

High levels of CEO pay relative to other employees may hurt organizational performance. High pay disparities between CEOs and other senior executives can undermine collaboration and teamwork. High levels of CEO pay can also negatively affect the morale and productivity of employees who are not senior executives. According to a 2016 MSCI study, labor productivity as measured by sales per employee was lower for companies with higher pay gaps.

Our Company’s CEO annual total compensation for fiscal 2019 was $18,822,770. In contrast, the Company’s median employee received $11,791 in total compensation in fiscal 2019 resulting in a pay ratio of 1,596:1- which is higher than the reported 1,501:1 ratio in fiscal 2018. Recently, the following companies’ pay ratios were: Ross Stores 1,222:1; Starbucks 1,049:1; Macy 582:1; Home Depot 486:1; and Best Buy 610:1. These were all lower ratios as compared to the previous year at these companies.

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STATEMENT OF THE BOARD OF DIRECTORS IN RESPONSE TO PROPOSAL 6

The Board of Directors unanimously recommends a vote AGAINST this Shareholder Proposal.

•

The Executive Compensation Committee (ECC) seeks to design an executive compensation program that drives the execution of the Company’s off-price business model and supports long-term, sustainable growth.

•

The ECC already receives and has access to a broad range of information about TJX’s compensation practices and pay structures at various levels throughout our global organization. We believe the ECC should continue to determine the most effective and efficient way to assess the information that it considers to be relevant to its decision-making process.

•

TJX is guided by global compensation principles intended to support equitable pay practices across the organization, for both executives and non-executives, based on an Associate’s skills, qualifications, role, and abilities, and the Company has processes in place to monitor and support the effectiveness of these practices.

•	Implementing the proposal would not add meaningful value to the thoughtful and deliberate process already followed by the ECC or to the disclosure the Company already provides to shareholders.

The ECC’s robust decision-making process: The ECC considers executive compensation matters in the context of the Company’s business, industry and broader global organization, as well as TJX’s global total rewards principles. The ECC seeks to design an executive compensation program that drives long-term profitable and sustainable growth, fosters teamwork and management stability, and supports our leadership succession plans. Having a highly engaged senior leadership team with the ability to successfully execute our business in dynamic retail environments has been critical to our consistently strong performance over many years. This proxy statement, including the above Compensation Discussion and Analysis, provides extensive information to shareholders about the process followed by the ECC in making executive compensation decisions and the compensation paid to the Company’s executive officers, including the Chief Executive Officer, and describes the numerous quantitative and qualitative factors that are taken into account by the ECC in determining the overall level of executive compensation and establishing the design and mix of its specific elements.

The ECC also receives and has access to a broad range of information about TJX’s broad-based pay strategies and practices. Among other things, the ECC receives information about TJX’s workforce and compensation programs at various levels and segments of the organization, including summary information about how salary ranges and pay grades are used generally at the Company; the ECC reviews the ratio between the total compensation of the Company’s median employee and the total compensation of the Chief Executive Officer, as reported in the proxy statement; and the ECC conducts an annual compensation risk assessment which covers overall compensation policies and practices for all Associates to determine if they create risks that are reasonably likely to have a material adverse effect on the Company.

The Board believes that that the ECC should continue to determine the most effective and efficient way to assess the information that it considers to be relevant to its decision-making process without requiring the ECC to receive a specific type of pay data for all Company employees.

TJX’s global compensation principles and practices: TJX is guided by global compensation principles that are intended to support equitable pay practices across the organization, for both executives and non-executives. At the end of fiscal 2020, TJX employed a global workforce of approximately 286,000 Associates, which supports the execution of the Company’s flexible off-price business model, including the timing and frequency of store deliveries and the management of a rapidly-changing mix of inventory. As a large, complex, and global business, TJX believes it is imperative that the Company attract and retain talent at all levels and in all functions. The Company has developed compensation structures intended to pay its Associates competitively in the market and equitably based on their skills, qualifications, roles, and abilities. To monitor and support the effectiveness of these practices, the Company has processes in place to evaluate its pay structures in the many geographies where we operate. These

70    The TJX Companies, Inc.

processes include review and analysis of compensation data from a variety of sources that cover local and national markets to guide the Company’s development of pay structures for various roles and levels in global locations and provide context for compensation decisions throughout the Company.

Shareholder feedback and support: The ECC values feedback from shareholders on executive compensation. The ECC led an extensive shareholder outreach initiative on executive compensation during fiscal 2018 and made meaningful changes starting in fiscal 2019 in response to shareholder feedback, as described in the above Compensation Discussion and Analysis. The Board believes our shareholders strongly supported the recent changes to the Company’s executive compensation program, consistent with the results of our 2019 say-on-pay vote where the Company received 93% support.

In conclusion: The Board believes the ECC already follows a thoughtful and deliberate approach in making executive compensation decisions and already receives and has access to meaningful information about broad-based compensation practices at our large, complex, global organization. Given this approach, we do not believe that the requested policy and disclosure would add meaningful value to the process already followed by the ECC or the disclosure already provided to shareholders.

Your Board of Directors unanimously recommends that you vote AGAINST Proposal 6.

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PROPOSAL 7: SHAREHOLDER PROPOSAL

DISCLOSURE REGARDING EXECUTIVE SHARE RETENTION

We received the following proposal from the New York State Common Retirement Fund, 59 Maiden Lane, Floor 30, New York, New York, 10038, a beneficial owner of 3,231,851 shares of our common stock.

In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.

As explained below, your Board unanimously recommends that you vote AGAINST the shareholder proposal.

Shareholder Proposal

Share Buybacks and Share Retention

RESOLVED: Shareholders of The TJX Companies, Inc. (“Company”) urge the Compensation Committee of the Board of Directors (“Committee”) to disclose if, and how, it seeks to require that named executive officers retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age.

In its discretion, the Committee may wish to consider:

•	Defining normal retirement age based on the Company’s qualified retirement plan with the largest number of participants,

•	Adopting a share retention requirement of at least 25 percent of net after-tax shares awarded, and

•	Whether this supplements any other share ownership requirements that have been established for senior executives.

This policy should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT:

Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company’s senior executives are generally free to sell shares received from equity compensation plans Our proposal seeks to better link executive compensation with long-term performance by requiring meaningful retention of shares senior executives receive from the Company’s equity compensation plans. Requiring senior executives to hold a significant percentage of shares obtained through equity compensation plans until they reach retirement age, regardless of when the CEO actually retires, will better align the interests of executives with the interests of shareholders and the Company. In addition, when company senior executives sell their shares during a share buyback, it sends a mixed message to shareholders-on one hand, the board is saying that the company stock is undervalued enough to make the buyback worthwhile while management is saying it is valued highly enough to be worth selling.

In our opinion, the Company’s current share ownership guidelines for senior executives do not go far enough to ensure that the Company’s equity compensation plans continue to build stock ownership by senior executives over the long-term. We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation. We believe that requiring executives to retain a portion of all annual stock awards provides incentives to avoid short-term thinking and to promote long-term, sustainable value.

72    The TJX Companies, Inc.

STATEMENT OF THE BOARD OF DIRECTORS IN RESPONSE TO PROPOSAL 7

The Board of Directors unanimously recommends a vote AGAINST this Shareholder Proposal.

•

TJX’s current policies and practices are designed to align the interests of the Company’s executives with those of shareholders by requiring share ownership by the Company’s executive officers and encouraging share retention as long as the executive is serving as an executive officer, regardless of whether the executive is eligible to retire.

•

In January 2020, TJX published information on its website about the Company’s executive share ownership and retention policies and practices, after review by our Board and our Executive Compensation Committee (ECC).

•

The Board believes the Company’s existing policies and practices strike an appropriate balance between promoting equity ownership and allowing executives to manage their personal financial affairs and that a different approach to retention requirements is unnecessary and could impair TJX’s ability to competitively recruit and retain executive talent.

Executive share ownership and retention policies and practices at TJX: The TJX executive compensation program is overseen by the ECC and includes policies and practices designed to align executives’ interests with those of shareholders. These policies and practices require share ownership by executive officers of TJX and encourage share retention as long as the executive is serving as an executive officer of TJX, regardless of whether the executive is eligible to retire. These policies and practices include:

Executive stock ownership guidelines. Under TJX’s stock ownership guidelines, the Chief Executive Officer and the Executive Chairman are expected to attain stock ownership with a fair market value of at least six times annual base compensation, and the Chief Financial Officer and Senior Executive Vice Presidents are expected to attain stock ownership with a fair market value of at least three times annual base compensation. At age 62, these ownership guidelines are reduced by fifty percent. Executives are expected to make steady progress toward the ownership guidelines and to attain them within five years from their respective dates of hire or promotion to the above positions. Executives who have not attained the requisite ownership level are expected to retain at least 50% of the value of shares of stock received upon or following vesting of stock awards and exercise of stock options (net of income taxes and, if applicable, exercise price) until such ownership level is achieved.

As of the end of fiscal 2020, each of the Company’s executive officers, including the Chief Executive Officer and Executive Chairman, was in compliance with TJX stock ownership guidelines.

Long-term equity awards. The TJX executive compensation program emphasizes long-term equity incentives that tie executive officer compensation to long-term shareholder value. Long-term incentives include performance share units with three-year performance vesting conditions and restricted stock units with three-year service conditions for full vesting. The CEO also holds a career shares award that is not scheduled to vest in full until the end of a ten-year service period and provides for the deferral of any such vested shares for a period following his retirement or other separation from service. Additional information about equity compensation for the Company’s named executive officers can be found in the Compensation Discussion and Analysis and Compensation Tables in this proxy statement.

Other policies. Any sale of TJX shares by the executive officers is subject to other applicable Company policies, including a policy for recovery of executive officer incentive compensation and a global insider trading policy, which includes prohibitions on engaging in pledging or hedging transactions with respect to TJX stock.

Board and ECC consideration of proposal: In January 2020, the Board and ECC considered these policies and practices and confirmed that they appropriately reflect the Company’s current position regarding share ownership and share retention by executive officers. In addition, a description of such policies and practices was posted on the Company’s website, tjx.com, in January 2020.

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The Board and ECC believe that the Company’s current policies and practices strike an appropriate balance between promoting equity ownership that aligns the interests of executives with TJX’s long-term success, while allowing executives to manage their personal financial affairs, and that imposing a different approach to retention requirements is unnecessary and could impair the Company’s ability to recruit and retain executive talent as we seek to sustain TJX’s competitive position in a highly competitive retail environment.

In conclusion: The Board believes that TJX’s current policies and practices regarding executive share ownership and retention, as described above and disclosed on the Company’s website, are appropriate for the Company and that adopting a different approach to retention requirements is unnecessary and could impair the Company’s ability to recruit and retain executive talent.

Your Board of Directors unanimously recommends that you vote AGAINST Proposal 7.

74    The TJX Companies, Inc.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of February 1, 2020 with respect to our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by security holders	49,145,900	$36.81	40,112,976
Equity compensation plans not approved by security holders	—	—	—
Total	49,145,900	$36.81	40,112,976

We use one equity compensation plan, the Stock Incentive Plan (or SIP). The number of securities available for issuance under the SIP was most recently approved by shareholders in 2013. Securities reported in column (a) include outstanding options, performance share unit awards, and restricted stock unit awards as well as outstanding deferred stock awards where the underlying shares have not been issued. The weighted-average exercise price in column (b) takes into account option awards but not the 4,081,035 shares subject to other awards.

For additional information concerning our equity compensation plan see Note H to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2020.

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VOTING AND MEETING REQUIREMENTS

VOTING REQUIREMENTS

Quorum: A majority of the shares issued and outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

Election of directors: A nominee receiving a majority of the votes properly cast at the meeting for the nominee’s election (meaning he or she receives more votes cast ‘for’ than cast ‘against’) will be elected director. As described above in Majority Voting for Election of Directors in the Board Service at TJX section, we require any incumbent director standing for election to provide an irrevocable contingent resignation to be considered by the Board if the director receives a greater number of votes ‘against’ his or her election than votes ‘for’ such election. You may vote ‘for’ or ‘against’ each of the nominees for director in Proposal 1 or abstain from voting for one or more nominees for director.

Other proposals: All other proposals require the approval of a majority of the votes properly cast at the meeting (meaning the proposal is approved if there are more votes properly cast ‘for’ than cast ‘against’). You may vote ‘for’ or ‘against’ one or more of the other proposals. You may also abstain from voting on any of the proposals.

VOTING YOUR SHARES

If you owned TJX common stock at the close of business on April 13, 2020, the record date for our 2020 Annual Meeting, you are entitled to vote at the meeting. Each of the 1,197,830,017 shares of common stock outstanding on the record date is entitled to one vote. There are many ways to vote your shares:

•

If you are a shareholder of record (meaning you hold TJX shares that are registered in your name), please follow the instructions on the enclosed proxy card to authorize the individuals named on the proxy card to vote your shares in the way you select. You may do so online at www.proxyvote.com or by telephone, using the toll-free telephone number provided, or you may sign and return the proxy card by mail.

•

If you are a street name holder, sometimes referred to as a beneficial holder (meaning you hold TJX shares through a bank, broker, or other third party), you may instruct that institution on how to vote your shares. Please follow the instructions on the voting instruction form you received with this proxy statement to have your shares voted and, if needed, to change or revoke your selections (or contact your bank, broker, or other third party holder for instructions). You also should have a choice of methods to vote your shares and to change or revoke your voting instructions before the meeting.

•

Shareholders of record and street name holders who bring the required documents may attend and vote in person at the Annual Meeting. Shareholders who wish to attend and vote in person at the Annual Meeting must follow the procedures detailed in the Admission to the Annual Meeting section, below.

•	You can change or revoke your proxy before it is voted at the meeting. Please see Changing or Revoking Your Proxy, below, for more information.

If you are a record holder and vote your proxy for the 2020 Annual Meeting by mail, telephone, or online, but do not indicate specific choices for some or all proposals as part of that process, your shares will be voted as follows:

•	FOR the election of the eleven director nominees (Proposal 1),

•	FOR the ratification of the appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2021 (Proposal 2),

•	FOR the advisory approval of TJX’s executive compensation (the say-on-pay vote) (Proposal 3), and

•	AGAINST each of the shareholder proposals (Proposal 4 through Proposal 7).

76    The TJX Companies, Inc.

The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any director nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees.

If you are a street name holder, please note that banks, brokers, and other third parties are not permitted to vote your shares on any matter other than the ratification of the appointment of the independent registered public accounting firm (Proposal 2) without instruction from you. This means that if you are a street name holder and you submit your voting instruction form or vote by phone or online but do not instruct your bank, broker, or other third party on how to vote your shares on any or all of the matters (the election of the director nominees (Proposal 1) or any of Proposals 3 through 7), or if you abstain from voting on any matter, your shares will not be counted as having been voted on that matter. As your shares will not be voted, they will have no effect on the outcome of the vote, but will be counted as in attendance at the meeting for purposes of a quorum.

CHANGING OR REVOKING YOUR PROXY

If you are a shareholder of record, you may change or revoke your proxy at any time before it is voted at the Annual Meeting by voting later online or by telephone, returning a later-dated proxy card by mail, or delivering a written revocation to the Corporate Secretary of TJX at our corporate offices at:

Office of the Secretary/Legal Department

The TJX Companies, Inc.

770 Cochituate Road

Framingham, Massachusetts 01701

If you are a street name holder, you should refer to the voting instruction form provided with this proxy statement or contact your broker, bank, or other third party holder of record for instructions on how to change or revoke your vote. You also should have a choice of methods to change or revoke your voting instructions before the meeting.

ADMISSION TO THE ANNUAL MEETING

If you are a shareholder (or any employee of a shareholder) and would like to attend in person and vote at the Annual Meeting, you will need:

•

A valid, government-issued photo identification (such as a driver’s license, passport, or state ID), and for employees of shareholders, evidence of your employment by the shareholder, such as a business card, and

•	Valid proof of ownership as of the record date, meaning one of the following:

•	For a shareholder of record, a TJX proxy card in the shareholder’s name;

•	For a street name holder, a voting instruction form in the shareholder’s name from the bank, broker, or other third party that holds the shares; or

•	Other proof of ownership as of the record date, such as a brokerage statement as of April 13, 2020.

In addition, street name holders that wish to vote in person at the Annual Meeting will also need a valid legal proxy duly authorizing the street name holder to vote those shares, such as a letter provided and signed by an authorized representative of the holder’s bank, broker, or other third party that holds the shares on the holder’s behalf indicating that the holder is permitted to vote the specified shares held by that institution at the meeting.

If you are not a shareholder or employee of a shareholder but would like to attend the meeting to represent a shareholder, you will need:

•	A valid, government-issued photo identification (such as a driver’s license, passport, or state ID); and

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•	Valid proof of the shareholder’s ownership as of the record date, meaning one of the following:

•	If the shareholder is a shareholder of record, a TJX proxy card in the name of the shareholder;

•	If the shareholder is a street name holder, a voting instruction form in the name of the shareholder from the bank, broker, or other third party who holds the shares; or

•	Other proof of the shareholder’s ownership as of the record date, such as a brokerage statement as of April 13, 2020.

If you are attending the meeting to represent a shareholder, you will also need a valid legal proxy with your name and the name of the shareholder as evidence that you are authorized to attend the Annual Meeting on behalf of the shareholder, such as a letter signed by the shareholder specifically naming you as that shareholder’s proxy for purposes of the Annual Meeting, and, if applicable, to vote at the meeting.

In addition, if the shareholder you are representing is a street name holder and you have been appointed as proxy of that street name holder, to vote those shares in person at the Annual Meeting, you will also need a valid legal proxy duly authorizing you to vote the street holder’s shares, such as a letter provided and signed by an authorized representative of the bank, broker, or other third party that holds the shares on the street holder’s behalf indicating that the specified shares held by that institution are permitted to be voted at the meeting.

As we continue to monitor the impact of the COVID-19 pandemic, we are planning for the possibility of switching to a virtual meeting format or changing the location of the Annual Meeting. We will publicly announce alternative arrangements as promptly as practicable and will provide additional information, including, if applicable, about participating in a virtual meeting, in a press release, on our website, and in a filing with the Securities and Exchange Commission.

Please note that in the event that we hold a virtual meeting, you would need to use the control number or identification number from the proxy card or voting instruction form you received to register to attend and vote at the meeting. Please be sure to retain the control number on the proxy card or the voting instruction form you receive with this proxy statement in the event we hold a virtual shareholder meeting.

Failure to follow these admission procedures and bring required documents may delay your entry into, or prevent you from being admitted to, the Annual Meeting. Only shareholders, their valid proxyholders, or other previously authorized representatives will be permitted to participate in the Annual Meeting.

PROPOSALS AND NOMINATIONS FOR THE NEXT ANNUAL MEETING

PROPOSALS TO BE INCLUDED IN NEXT YEAR’S PROXY STATEMENT

A shareholder who intends to present a proposal for business other than director nominations at the 2021 Annual Meeting of Shareholders and who wishes the proposal to be included in our proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to us so that we receive it no later than December 24, 2020 and must otherwise comply with SEC rules in order for the proposal to be eligible for inclusion in our proxy materials for that meeting.

A shareholder who wishes to nominate a director at the 2021 Annual Meeting of Shareholders and who wishes the nomination to be included in our proxy materials for that meeting must notify us in writing no earlier than November 24, 2020 and no later than December 24, 2020. The notice must be given in the manner and must include the information and representations required by our by-laws. Our by-laws, which are available on our website, tjx.com, describe the requirements for nominating directors at the annual meeting.

PROPOSALS NOT TO BE INCLUDED IN NEXT YEAR’S PROXY STATEMENT

A shareholder who intends to present a proposal for business at the 2021 Annual Meeting of Shareholders but who does not wish the proposal to be included in our proxy materials for that meeting must provide written notice of the proposal to us no earlier than February 9, 2021 and no later than March 11, 2021. A shareholder who wishes to

78    The TJX Companies, Inc.

nominate a director at the 2021 Annual Meeting of Shareholders but who does not wish the nomination to be included in our proxy materials for that meeting must notify us in writing no earlier than February 9, 2021 and no later than March 11, 2021. Notices must be given in the manner and must include the information and representations required by our by-laws.

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other items or matters are properly presented before the meeting or any adjournment or postponement of the meeting, the individuals named as proxies (the proxy holders) will vote on such matters in their discretion. A proxy granted by a shareholder will give discretionary authority to the proxy holder to vote on any matter introduced pursuant to these procedures, subject to applicable SEC rules.

We will pay the cost of solicitation of proxies. We have retained Morrow Sodali LLC to assist in soliciting proxies by mail, telephone, other electronic means, or and personal interview for a fee of $11,500, plus expenses. Our officers, directors, and other Associates may also assist in soliciting proxies in a similar manner. None of these persons will receive any additional or special compensation for doing so.

2020 Proxy Statement    79

APPENDIX A

DEFINITIONS

We define comparable store sales (comp sales) to be sales of stores that have been in operation for all or a portion of two consecutive fiscal years, or in other words, stores that are starting their third fiscal year of operation. We calculate comp sales on a 52-week basis by comparing the current and prior year weekly periods that are most closely aligned. Relocated stores and stores that have changed in size are generally classified in the same way as the original store, and we believe that the impact of these stores on the consolidated comp percentage is immaterial.

Sales excluded from comp sales (non-comp sales) consists of:

•	New stores—stores that have not yet met the comp sales criteria, which represents a substantial majority of non-comp sales,

•	Stores that are closed permanently or for an extended period of time, and

•	Sales from our e-commerce sites, meaning sierra.com, tjmaxx.com, marshalls.com, and tkmaxx.com.

We determine which stores are included in the comp sales calculation at the beginning of a fiscal year and the classification remains constant throughout that year unless a store is closed permanently or for an extended period during that fiscal year. For fiscal 2020 results, Sierra stores that otherwise fit the comp store definition are included in comp stores in our Marmaxx segment.

Comp sales of our foreign segments are calculated by translating the current year’s comp sales of our foreign segments at the same exchange rates used in the prior year. This removes the effect of changes in currency exchange rates, which we believe is a more accurate measure of segment operating performance.

Comp sales may be referred to as “same store” sales by other retail companies.

We define customer traffic to be the number of transactions in stores included in the comp sales calculation.

The way we define these financial measures may not be comparable to similarly titled measures used by other entities.

NOTES ON CHARTS

Annual Sales Growth, p. 2 and p. 29. Peer group averages are based on sales reported for the comparable period to TJX’s fiscal year-end other than Nike, Procter & Gamble, and Starbucks, which are based on sales reported as of the end of their respective fiscal years. For fiscal 2018 measures, TJX’s fiscal 2018 revenue is reported on a 53-week basis; peer group data is on a reported basis and may include 52-week figures. TJX’s adjusted growth for fiscal 2018 on a 52-week basis is 6.3%, with an estimated impact of approximately 170 basis points from the 53rd week.

Earnings per Share, p. 2 and p. 29. See below for reconciliations of TJX adjusted EPS to GAAP EPS.

RECONCILIATIONS

Earnings per Share. Adjusted earnings per share (EPS) of TJX excludes from diluted EPS from continuing operations computed in accordance with U.S. generally accepted accounting principles (GAAP) the positive and negative effects of items that affect comparability between periods that are listed below. TJX EPS values reflect the two-for-one stock split effected in November 2018. Figures may not foot due to rounding.

•	Fiscal 2017 adjusted EPS of $1.77 excludes the negative impact of $0.04 per share from a third quarter debt extinguishment charge and a pension settlement charge from GAAP EPS of $1.73.

•

Fiscal 2018 adjusted EPS of $1.93 excludes $0.09 per share from benefits related to the 2017 Tax Cuts and Jobs Act, offset by charges from a special, discretionary bonus to eligible, non-bonus plan Associates; incremental contributions to TJX’s defined contribution retirement plans; and contributions to TJX’s charitable foundations; an estimated $0.06 per share benefit from the 53rd week; and a $0.05 per share impairment charge related to Sierra from GAAP EPS of $2.02.

•	Fiscal 2019 adjusted EPS of $2.45 excludes a $0.02 per share pension settlement charge from GAAP EPS of $2.43.

2020 Proxy Statement    A-1

THE TJX COMPANIES, INC. 770 COCHITUATE ROAD FRAMINGHAM, MA 01701
VOTE BY INTERNET Go to www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 8, 2020. Have your proxy card in hand when you access the website and follow the instructions.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 8, 2020. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D13668-P39259 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
THE TJX COMPANIES, INC.
The Board recommends a vote FOR each of the nominees:
Election of Directors:
1a. Zein Abdalla
1b. Alan M. Bennett 1c. Rosemary T. Berkery 1d. David T. Ching 1e. Ernie Herrman 1f. Michael F. Hines 1g. Amy B. Lane 1h. Carol Meyrowitz 1i. Jackwyn L. Nemerov 1j. John F. O’Brien 1k. Willow B. Shire
For Against Abstain
The Board recommends a vote FOR Proposals 2 and 3:
2. Ratification of appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2021
3. Advisory approval of TJX’s executive compensation (the say-on-pay vote)
The Board recommends a vote AGAINST Proposals 4, 5, 6, and 7:
4. Shareholder proposal for a report on reduction in chemical footprint
5. Shareholder proposal for a report on animal welfare
6. Shareholder proposal for setting target amounts for CEO compensation
7. Shareholder proposal for disclosure regarding executive share retention
For Against Abstain
For Against Abstain
Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

The TJX Companies, Inc. 2020 Annual Meeting of Shareholders Tuesday, June 9, 2020, 8:00 a.m. Eastern Daylight Time
TJX Corporate Headquarters 770
Cochituate
Road Framingham, Massachusetts 01701
Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders: the Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
Your vote is important. Please vote by internet, telephone, or mail.
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, PLEASE VOTE, DATE AND SIGN THE REVERSE SIDE, FOLD ALONG THE PERFORATION, AND DETACH AND RETURN
THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
D13669-P39259
Proxy—The TJX Companies, Inc.
2020 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting—June 9, 2020
Ernie Herrman, Scott Goldenberg, Erica Farrell, and Alicia C. Kelly, or any of them, each with the full power of substitution, are hereby authorized as Proxies to represent and vote the shares of the undersigned with respect to all of the matters indicated on the reverse side of this card and any other matters which may properly come before the Annual Meeting, with all the powers which the undersigned would possess if personally present, at the 2020 Annual Meeting of Shareholders of The TJX Companies, Inc. to be held at TJX Corporate Headquarters, 770 Cochituate Road, Framingham, Massachusetts 01701 on Tuesday, June 9, 2020 at 8:00 a.m. (Eastern Daylight Time), and any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the Proxies subject to the directions indicated by the shareholder on the reverse side of this card. If no directions are indicated, the Proxies will have authority to vote FOR each nominee; FOR Proposals 2 and 3; and AGAINST Proposals 4, 5, 6, and 7. In their discretion, the Proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any postponement or adjournment thereof.
(Items to be voted appear on reverse side.)
Continued and to be marked, dated, and signed on reverse side